AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ________ ___, 2004
                                                     REGISTRATION NO. 333-109524
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ___________________________

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ___________________________
                          FLINT RIVER BANCSHARES, INC.
                 (Name of Small Business Issuer in its Charter)

           GEORGIA                          6022                    30-0205366
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Number)   Identification No.)

                               94-B OAKLAND AVENUE
                             CAMILLA, GEORGIA  31730
                                 (229) 336-5666
         (Address, and telephone number of principal executive offices)

                                260 U.S. HWY 19N.
                             CAMILLA, GEORGIA  31730
(Address of principal place of business or intended principal place of business)

                                 GERALD E. LEWIS
                          FLINT RIVER BANCSHARES, INC.
                               94-B OAKLAND AVENUE
                             CAMILLA, GEORGIA  31730
                                 (229) 336-5666
           (Name, address, and telephone number of agent for service)
                           ___________________________

                                   COPIES TO:
                            KATHRYN L. KNUDSON, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., 16TH FLOOR
                             ATLANTA, GEORGIA  30303
                                 (404) 572-6600

     Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ___________________________

                                       CALCULATION OF REGISTRATION FEE
=============================================================================================================
TITLE OF EACH CLASS OF                   AMOUNT TO BE    PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
SECURITIES TO BE REGISTERED               REGISTERED      OFFERING PRICE        AGGREGATE       REGISTRATION
                                                             PER UNIT         OFFERING PRICE        FEE(3)
---------------------------------------  -------------  ------------------  ------------------  -------------
Common Stock, $1.00 par value             1,000,000     $         10.00     $    10,000,000     $      809(4)
Warrants to purchase common stock           200,000(1)  $         10.00     $             0     $        0
---------------------------------------  -------------  ------------------  ------------------  -------------
Common stock, $1.00 par value, issuable
upon the exercise of the warrants           200,000     $         10.00(2)  $     2,000,000(3)  $      162(4)
=============================================================================================================

(1)  Warrants to purchase an aggregate of 200,000 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers in connection with this offering.
(2)  Represents the exercise price per share for each warrant.
(3)  Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.
(4)  Amount previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          FLINT RIVER BANCSHARES, INC.

                       A Proposed Bank Holding Company for

                            FLINT RIVER NATIONAL BANK
                                (In Organization)

                   MAXIMUM OF 1,000,000 SHARES OF COMMON STOCK
                    MINIMUM OF 510,000 SHARES OF COMMON STOCK

                                $10.00 PER SHARE
                         (Minimum Purchase:  100 shares)
                         -------------------------------

     Flint River Bancshares, Inc. is offering a minimum of 510,000 and a maximum of 1,000,000 shares of its common stock to raise the money required to organize Flint River National Bank, a new national bank in organization. Flint River Bancshares, Inc. will be the holding company and sole shareholder of Flint River National Bank after it is organized. Flint River National Bank will be headquartered in Camilla, Georgia, and we expect to open Flint River National Bank in the third quarter of 2004. Prior to this offering, Flint River Bancshares, Inc. has not conducted active business operations, and there has been no public market for the shares.

     Flint River Bancshares, Inc.'s organizers will offer and sell the common stock on a best-efforts basis and will receive no commissions or other remuneration in connection with these activities. The organizers intend to subscribe for an aggregate of 195,500 shares of the common stock sold in this offering. In addition, Flint River Bancshares, Inc. will grant each organizer a warrant to purchase one share of common stock, at an exercise price of $10.00 per share, for each share he or she purchases in the offering, up to a maximum for all organizers of 200,000 shares subject to warrants. See "Organizers' Warrants" on page 35.

     OUR COMMON STOCK IS NOT A DEPOSIT OR A BANK ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE ALL OF YOUR INVESTMENT. WE HAVE DESCRIBED WHAT WE BELIEVE ARE THE MATERIAL RISKS OF THIS INVESTMENT UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE COMMON STOCK OF FLINT RIVER BANCSHARES, INC. WILL NOT BE LISTED OR QUOTED ON ANY NATIONAL EXCHANGE OR MARKET, AND WE DO NOT EXPECT AN ACTIVE TRADING MARKET TO DEVELOP FOR THE COMMON STOCK.

     This table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

     ---------------------------------------------------------------------------
                                                  Per      Total        Total
                                                 Share    Minimum      Maximum
                                                 ------  ----------  -----------

     Price to public . . . . . . . . . . . . .   $10.00  $5,100,000  $10,000,000

     Fees and commissions. . . . . . . . . . .      ---         ---          ---

     Net proceeds to Flint River
     Bancshares, Inc., before expenses . . . .   $10.00  $5,100,000  $10,000,000
     ---------------------------------------------------------------------------

     The organizers will promptly deposit subscription proceeds in an escrow account with our escrow agent, The Bankers Bank. Our escrow agent will hold the subscription proceeds until the organizers receive subscriptions for at least 510,000 shares and satisfy the other conditions contained in the escrow agreement. The organizers plan to end the offering on July 31, 2004. However, the organizers may, at their discretion, end the offering sooner or extend it for additional periods but not beyond February 28, 2005. If the organizers are unable to sell 510,000 shares of common stock or fail to receive approval from the Office of the Comptroller of the Currency to open Flint River National Bank, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned, and the organizers will pay all of Flint River Bancshares, Inc.'s expenses.

               THE DATE OF THIS PROSPECTUS IS _________ ___, 2004.

--------------------------------------------------------------------------------



                                     SUMMARY

     This summary does not contain all the information you should consider before investing in the common stock. We encourage you to read carefully the entire prospectus before investing. See page 13 for instructions on how to subscribe for shares.

FLINT RIVER BANCSHARES, INC. AND FLINT RIVER NATIONAL BANK

     Flint River Bancshares, Inc. is a Georgia corporation that was incorporated on August 20, 2003 to organize and serve as the holding company for Flint River National Bank, a national bank in organization. Flint River National Bank will be a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. We believe that local ownership and control will allow Flint River National Bank to serve customers more efficiently and will aid in our growth and success. Flint River National Bank will conduct a general commercial banking business, emphasizing quality, personalized banking services to small- to medium-sized businesses, the agricultural community and related businesses, and consumers that may be underserved as a result of recent bank consolidations in the marketplace. We will offer real estate related loans, commercial (both general and agricultural) and consumer loans.

     On January 21, 2004, we filed an application with the Office of the Comptroller of the Currency to organize Flint River National Bank as a national bank in Camilla, Georgia and with the FDIC for deposit insurance. We also intend to file an application with the Federal Reserve to become a bank holding company and to acquire all of the capital stock of Flint River National Bank.
In order to receive final approval of our application to organize Flint River National Bank, we will be required to adequately capitalize Flint River National Bank, receive FDIC approval of our application for deposit insurance, and implement appropriate banking policies and procedures. After receiving final regulatory approvals, we anticipate beginning operations in our permanent facility in the third quarter of 2004.

     We intend to use a minimum of $5.0 million of the net proceeds of this offering to capitalize Flint River National Bank, an amount sufficient to satisfy the Office of the Comptroller of the Currency's requirements.

WHY WE ARE ORGANIZING A NEW BANK IN MITCHELL COUNTY

     We believe that Mitchell County represents a diverse market with a growing population and economy. We also believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank. As a community bank, Flint River National Bank will be designed to serve the needs of the small- to medium-sized businesses, the agricultural community and related businesses, and the residents of the County. Our overall strategy for market coverage is to offer excellent service, emphasizing local ownership with the ability to respond to credit and deposit needs promptly.

     Mitchell County serves as a hub of Southwest Georgia, conveniently located near the Florida and Alabama state lines, divided by US Highway 19, which offers quick and easy access to Interstate 75. The Gulf and Ohio Railway runs parallel to US Highway 19, providing a convenient way for industry to transport their products and materials. The Camilla-Mitchell County Airport has a 5,100 feet lighted runway that provides easy accessibility for aircraft ranging from private planes to corporate jets.

     Mitchell County's economy is composed of retail, light manufacturing, agriculture and related agricultural industries, poultry processing and poultry hatchery facilities. The poultry hatchery facility is one of the largest and most modern in the State. With over 96,000 acres of farmland, Mitchell County ranks high among the counties in the state in agricultural production. According to University of Georgia


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



Extension Services data, farming generates over $162 million annually in revenue for the County and is recognized as the County's most important industry. Mitchell County is the third largest pecan producing area in the United States. An abundance of water, fertile lands and an extending growing season make Mitchell County a prime location for farming and agribusiness.

     Camilla is the County seat and is located in the central business district of Mitchell County at the intersection of US Highway 19 and state roads 37, 112, 97 and 300. Mitchell County Hospital, affiliated with John D. Archbold Hospital in Thomasville, is located in Camilla and serves the county with full ancillary health services.

     The economy is bolstered by the addition of new businesses daily, from industry and agri-business to service and retail enterprises. The Organizers believe that Camilla and Mitchell County boast a pro-business environment, which encourages growth and expansion.

     According to the 2000 U.S. Census, Mitchell County experienced a population growth of 18% for the 10-year period from 1990-2000. Moreover, the population of Mitchell County is projected to grow more than 8% for the 7-year period from 2000 to 2007, reaching 25,928 by 2007. Based on the 2000 Census, the per capita income in Mitchell County is estimated at $16,303 in 2002 and is projected to increase 29.2% to $21,066 in 2007.

     Based on FDIC statistics, between June of 1998 and June of 2002 deposits increased 14% from $198,066,000 to $226,000,000. The organizers expect this trend to continue as the population and income figures in the county grow. As of June of 2002, there were six banks in Mitchell County. The two largest banks in the market area controlled more than 50% of the market share, Planters and Citizens Bank with deposits of $60,743,000 (26.70% market share) and Bank of Camilla with deposits of $54,293,000 (24% market share). Family Federal Savings Bank and Pelham Banking Company each had a little more than 17% of the market share, and SunTrust Bank, with deposits of $21,839,000 controlled 9.67% of the market. The smallest bank, HeritageBank of the South, with deposits of $11,165,000 has a 4.94% market share.

     We believe that it is important for Mitchell County to have a locally owned and locally managed community bank that is sensitive and responsive to the needs of the community. Further, we believe that there is an opportunity for Flint River National Bank to acquire significant market share by capitalizing on its position as an independent community bank in the area and offering an alternative to the impersonal service that we believe is offered by many larger banks.

     Members of our organizing group became aware that HeritageBank of the South was contemplating exiting the market area due to its low market share. Based upon this knowledge, the organizing group approached HeritageBank and offered to purchase specified assets if and when the organizers could establish a bank and open for business. As a result of these overtures, the organizers signed an option agreement dated December 17, 2003 which gives the organizers until June 30, 2004 to purchase the HeritageBank branch site, together with specified furniture and fixtures for $800,000. The closing of the purchase is to occur within 30 days after we obtain our charter, but not later than June 30, 2004. We believe this opportunity will allow us to enter the market more rapidly and efficiently than if we were required to commence business in a temporary facility and construct a new main office.

CHANGES TO MANAGEMENT

     We initially submitted our charter application to our regulators on July 18, 2003. We withdrew our application on December 18, 2003 because our chief executive officer, Harry N. Park, resigned when our primary bank regulators informed us that Mr. Park did not have the requisite bank management


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



experience necessary to lead the bank. Thereafter, we hired a new chief executive officer, Gerald E. Lewis, who has significant bank management expertise and experience with de novo bank operations. Mr. Lewis also replaced Mr. Park as an organizer and member of our board of directors. On January 21, 2004, we re-submitted our charter application to the Office of the Comptroller of the Currency and have renewed our commitment to form Flint River National Bank.

OFFICERS AND DIRECTORS

     Our management team is led by Gerald E. Lewis, the proposed chief executive officer, and W. Jerry Kennedy, the proposed president, of Flint River Bancshares, Inc. and Flint River National Bank. Mr. Lewis has 38 years banking experience, encompassing all areas of banking. Mr. Lewis has served as President and CEO of four banks, one of which is located in the State of Georgia and was an organizer of two banks, serving as the president and CEO of one of the banks and as executive vice president of the other. Mr. Kennedy has over 17 years banking experience, over 16 years with the Farmers Home Administration, serving 8 of those years as District Director in this area. He has served as Division President and Commercial Lender at SunTrust Bank in Pelham, Georgia since 1986.

     Our board of directors consists of the following fifteen individuals, who are also the organizers and proposed directors of Flint River National Bank:

        -  Donald R. Anderson             -  Phyllis P. Hydrick
        -  Taylor D. Bankston             -  Charles M. Jones, III.
        -  Robert L. Bostick              -  W. Jerry Kennedy
        -  Joe Bostick, Jr.               -  Gerald E. Lewis
        -  Mark W. Briggs                 -  Tom S. Pinson, Sr.
        -  Michael G. Briggs              -  Lee Williams
        -  Brent W. Collins               -  Larry B. Willson
        -  Robert W. Hutson, III


     All of the our directors are either lifelong residents of or have significant business ties to Mitchell County. We believe that they are all well known and respected in the community and that, as a result of their diverse backgrounds and their extensive local business and relationships, they will be able to assist in the development of a loyal customer base from all segments of the community.

DIRECTOR OWNERSHIP

     Our directors intend to purchase an aggregate of 195,500 shares of the common stock offered by this prospectus. The 195,500 shares represent 38.3% of the minimum and 19.6% of the maximum number of shares to be sold in this offering. Director share purchases will be for investment purposes only, and such shares will not be available for resale in the immediate future. In addition, Flint River Bancshares, Inc. will grant each director a warrant to purchase one share of common stock for each share he or she purchases in the offering. Given the intent of our directors to purchase an aggregate of 195,500 shares in this offering, we expect to issue our directors warrants to purchase 195,500 shares of common stock. The directors may acquire additional shares of common stock, particularly if necessary to sell the minimum number of shares in this offering. In no



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



event, however, will Flint River Bancshares, Inc. issue warrants to purchase more than 200,000 shares of common stock.

PRODUCTS AND SERVICES

     Flint River National Bank will focus on community involvement and personal service while providing financial products that will meet the needs of its customer base. Flint River National Bank will emphasize personalized banking services to farms and agriculture-related businesses, other small to medium sized businesses, commercial contractors and consumers. Lending services will include agriculture loans, operating lines of credit, loans for equipment purchase, and agriculture loans that are guaranteed under government programs. Flint River National will offer a broad array of deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. We plan to provide additional services like ATM cards, debit cards, travelers checks, direct deposit, bank by mail, and safe deposit boxes. We plan to offer mortgage loan products that will provide the home buyer or owner considerable flexibility in choosing loan terms and highly competitive interest rates. Flint River National plans to utilize commissioned mortgage lenders that will originate loans to be sold into the secondary market. Flint River National Bank may retain some residential and owner-occupied commercial mortgages that have minimal interest rate risk.

PHILOSOPHY AND STRATEGY

     Flint River National Bank will operate as a full-service national bank emphasizing personal, quality service. Flint River National Bank is designed to
be a community bank.   We believe that this philosophy, encompassing the service
aspects of community banking, will distinguish Flint River National Bank from its competitors.

     To carry out our philosophy, our business strategy will involve the following:

     - Capitalizing on the directors' and officers' diverse community involvement, professional expertise, and personal and business contacts within our primary service area.

     - Hiring and retaining highly experienced and qualified banking personnel, preferably with established client relationships.

     - Providing individualized attention with consistent, local decision-making authority.

     - Emphasizing relationship banking to develop transaction accounts and related interest bearing accounts

     - Attracting our initial customer base by offering highly competitive interest rates on our deposit accounts.

     - Positioning our main office in a highly visible location that is near major traffic arteries.

     -    Implementing an aggressive marketing program.

     - Capitalizing on our position as the only locally-owned national bank in the area.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




THE OFFERING

Security . . . . . . . . . . . . . .  Common stock, $1.00 par value, of Flint River
                                      Bancshares, Inc.

Offering Price . . . . . . . . . . .  $ 10.00 per share

Number of Shares Offered . . . . . .  Minimum 510,000
                                      Maximum 1,000,000

Use of Proceeds. . . . . . . . . . .  Subject to regulatory approval, Flint River Bancshares,
                                      Inc. will use the proceeds of this offering to pay
                                      organizational and pre-opening expenses and purchase
                                      all of the capital stock of Flint River National Bank.
                                      We will capitalize Flint River National Bank with
                                      5,000,000 if the minimum number of shares is sold, or
                                      with $9,840,000 if the maximum number of shares is
                                      sold.  Flint River National  Bank, in turn, will use the
                                      proceeds to purchase its main office; to provide
                                      working capital to be used for business purposes,
                                      including paying officers' and employees' salaries; and
                                      for making loans to customers and other investments.
                                      See "USE OF PROCEEDS."

WE WILL HOLD THE SUBSCRIPTION FUNDS IN ESCROW

     Since we cannot open Flint River National Bank without final regulatory approvals, we will place all the proceeds received from the offering with an independent escrow agent, The Bankers Bank. As escrow agent, The Bankers Bank will hold these funds until we raise a minimum of $5.1 million and Flint River National Bank has either satisfied or is in a position to satisfy all of the conditions upon which its preliminary approval from the Office of the Comptroller of the Currency is contingent. The organizers currently intend to close the offering on July 31, 2004. However, the organizers may, at their discretion, extend the offering for additional periods but not beyond February 28, 2005. The organizers also reserve the right to end the offering at any time after 510,000 shares have been subscribed for, if they determine that the total amount of subscriptions will provide adequate capitalization for Flint River Bancshares, Inc. and Flint River National Bank after payment of expenses. If we fail to raise the minimum escrow amount or if Flint River National Bank fails to satisfy all of the conditions upon which its preliminary approval is contingent, our escrow agent will promptly refund your subscription in full with any interest earned.

HOW TO SUBSCRIBE

SUBSCRIPTIONS. Each prospective investor who has not completed a preliminary subscription agreement and who (together with the investor's affiliates) desires to purchase 100 or more shares should do the following:

     1. Complete, date and sign the final subscription agreement that accompanies this prospectus.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



     2. Make a check payable to "The Bankers Bank - Escrow Account for Flint River Bancshares, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for.

     3. Return the completed final subscription agreement and check as indicated below.

     UPON RECEIPT BY FLINT RIVER BANCSHARES, INC., THE SUBSCRIPTION AGREEMENT WILL BE BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 510,000 shares of common stock or fail to receive approval from the Office of the Comptroller of the Currency to open Flint River National Bank, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

     Please return your acknowledgement of subscription or final subscription agreement as follows:

     BY HAND DELIVERY:                         MAIL DELIVERY
     ----------------                          -------------

     Flint River Bancshares, Inc.              Flint River Bancshares, Inc.
     Attn:  Gerald E. Lewis                    Attn: Gerald E. Lewis
     94-B Oakland Ave.                         P.O. Box 271
     Camilla, Georgia  31730                   Camilla, Georgia  31730

     If you have any questions about the offering or how to subscribe, please call Gerald E. Lewis at Flint River Bancshares, Inc. at (229) 336-5666. You should retain a copy of the completed final subscription agreement for your records. See "The Offering" on page 12 for more information.

LOCATION OF OFFICES

     The address and phone number of our temporary executive offices are as follows:

                               94-B Oakland Avenue
                             Camilla, Georgia 31730
                                 (229) 336-5666

     We anticipate opening in our permanent facility in the third quarter of 2004. Our permanent main office and executive offices (currently an office of HeritageBank of the South) will be located at:

                            260 U.S. Highway 19 North
                             Camilla, Georgia  31730
                                 (229) 336-5666

     The organizers have entered into an agreement with HeritageBank of the South to purchase the facility located at 260 U.S. Highway 19 North, Camilla, Georgia, for a price of $800,000. The facility is approximately 3700 square feet and is located on approximately one acre of land. We believe the site is well suited to serve Flint River National Bank's target customers and is completely ready for banking operations, with fully-equipped teller lines and all necessary furniture and fixtures. It has four drive-up windows and an automated teller machine.


--------------------------------------------------------------------------------

                                  RISK FACTORS

     The following paragraphs describe what we believe are the material risks of an investment in the common stock. An investment in the common stock involves a significant degree of risk, and you should not invest in the common stock unless you can afford to lose your entire investment. Before deciding to invest in the common stock, please carefully read the entire prospectus, including the cautionary statement following the Risk Factors regarding the use of forward-looking statements.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE FINANCIAL PERFORMANCE.

     We do not have any operating history on which to base any estimate of our future earning prospects. Flint River Bancshares, Inc. was only recently formed, and Flint River National Bank will not receive final approval from the Office of the Comptroller of the Currency to begin operations until after this offering is completed. Consequently, you will have no historical operating or financial information to help you decide whether to invest in Flint River Bancshares, Inc.

ANY DELAY IN BEGINNING FLINT RIVER NATIONAL BANK'S OPERATIONS WILL RESULT IN ADDITIONAL LOSSES.

     Any delay in opening Flint River National Bank for business will increase pre-opening expenses and postpone its realization of potential revenues. This will cause the accumulated deficit from pre-opening expenses to increase, because we must continue to pay salaries and other operating expenses. We expect to receive final regulatory approval and open for business in the third quarter of 2004.

IF WE DO NOT BECOME PROFITABLE, YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

     Our profitability will depend on Flint River National Bank's profitability, and we can give no assurance of when or if Flint River National Bank will operate profitably. New banks incur substantial start-up expenses and are rarely profitable in their first year of operation. In some cases, new banks are not profitable for several years. If Flint River National Bank is ultimately unsuccessful, you may lose part or all of your investment in the common stock. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page 17.

FAILURE TO IMPLEMENT OUR BUSINESS STRATEGIES MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     The organizers have developed a business plan that details the strategies we intend to implement in our efforts to achieve profitable operations. If we cannot implement our business strategies, we will be hampered in our ability to develop business and serve our customers, which could in turn have an adverse effect on our financial performance. Even if our business strategies are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Proposed Business of Flint River Bancshares, Inc. and Flint River National Bank-Business Strategy" on page 21.

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY IMPAIR OUR OPERATIONS.

     If any of our executive officers or other key personnel leaves Flint River National Bank, our operations may be adversely affected. In particular, we believe that retaining Gerald E. Lewis and W. Jerry Kennedy is important to our success. Mr. Lewis has been instrumental in our organization and will be the key management official in charge of our daily business operations. If he leaves his position as chief executive officer of Flint River National Bank for any reason, our financial condition and results of operations may suffer. We have entered into a three-year employment agreement with Mr. Lewis but cannot assure his continued service. Similarly, Mr. Kennedy has been instrumental in our organization and will be the key management official in charge of our lending operations. We have entered into a three-year employment agreement with Mr. Kennedy but cannot assure his continued service. If he leaves his position as president and chief lending officer of Flint River National Bank for any reason, our financial condition and results of operations may suffer. Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our banking business may suffer. See "Management" on page 27.


WE MAY HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT DEPOSITORS OR CHARGE LOWER INTEREST RATES TO ATTRACT BORROWERS BECAUSE OF THE STRONG COMPETITION FROM OTHER FINANCIAL INSTITUTIONS IN OUR PRIMARY SERVICE AREA.

     The banking business is highly competitive, and our profitability will depend on our ability to attract depositors and borrowers. Flint River National Bank will compete with numerous other lenders and deposit-takers in our area, including other commercial banks, savings and loan associations and credit unions. If this competition forces us to offer aggressive loan and deposit rates, our net interest margin will be diminished. This may decrease our net interest income and adversely affect our financial performance and results of operations. Many of our competitors are larger than we will be and have greater financial and personnel resources. Many of our competitors have established customer bases and offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Also, some of these institutions are not subject to the same degree of regulation as we will be. See "Proposed Business of Flint River Bancshares, Inc. and Flint River National Bank-Competition" on page 20 and "Supervision and Regulation" on page 42.

LOWER LENDING LIMITS THAN MANY OF OUR COMPETITORS MAY LIMIT OUR ABILITY TO ATTRACT BORROWERS.

     During its initial years of operations, Flint River National Bank's legally mandated lending limits will be lower than those of many of our competitors because we will have less capital than many of our competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict our ability to establish relationships with larger businesses in our area. We plan to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See "Proposed Business of Flint River Bancshares, Inc. and Flint River National Bank-Lending Services-Lending Limits" on page23.

GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND
GROWTH.

     We are subject to extensive government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations that limit the manner in which we make loans, purchase securities, and pay dividends. These regulations are intended primarily to protect depositors, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or our operations. In particular, various provisions of the Gramm-Leach-Bliley Act eliminate many of the federal and state law barriers to affiliations among banks and securities firms, insurance companies, and other financial services providers. We believe the elimination of these barriers may significantly increase competition in our industry. See "Supervision and Regulation" on page 42.

YOU MAY BE DEPRIVED OF AN OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER MARKET PRICES BECAUSE GEORGIA STATE LAW AND OUR ARTICLES OF INCORPORATION LIMIT THE ABILITY OF OTHERS TO ACQUIRE US.

     In many cases, shareholders receive a premium for their shares when a company is purchased by another. Under Georgia law, however, no bank holding company may acquire control of Flint River

Bancshares, Inc. until Flint River National Bank has been in business for three years. In addition, our articles of incorporation authorize Flint River Bancshares, Inc. to issue preferred stock, the existence of which could impede a takeover of Flint River Bancshares, Inc. without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Flint River Bancshares, Inc. through a proxy contest, tender offer, merger or otherwise.

CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME.

     Our profitability depends substantially on Flint River National Bank's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect that changes in interest rates will have on our net interest income and profitability, these measures may not be effective. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations-Liquidity and Interest Rate Sensitivity" on page 18.

AN ECONOMIC DOWNTURN, ESPECIALLY ONE AFFECTING OUR PRIMARY SERVICE AREA, MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.

     As a holding company for a community bank, our success will depend on the general economic condition of the region in which we operate, which we cannot
forecast with certainty.   Unlike many of our larger competitors, the majority
of Flint River National Bank's borrowers and depositors will be individuals and small- to medium-sized businesses located or doing business in Mitchell County. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in Mitchell County could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Flint River National Bank. See "Proposed Business of Flint River Bancshares, Inc. and Flint River National Bank" on page 19.

OUR ABILITY TO PAY DIVIDENDS TO OUR SHAREHOLDERS IS LIMITED.


     Flint River Bancshares, Inc. will initially have no source of income other than dividends that it receives from Flint River National Bank. Hence, our ability to pay dividends to our shareholders will depend on Flint River National Bank's ability to pay dividends to Flint River Bancshares, Inc. Additionally, bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our plans to build capital, it will be our policy to reinvest earnings for an undetermined period of time. As a result, we do not plan to pay dividends until we recover any losses that we may have incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the boards of directors of Flint River Bancshares, Inc. and Flint River National Bank consider relevant. See "Dividends" on page 17.


THE ARBITRARILY DETERMINED PRICE FOR THIS OFFERING MAY BE HIGHER OR LOWER THAN THE MARKET PRICE OF OUR COMMON STOCK AFTER THE OFFERING.

     Due to our lack of operating history, we could not set our offering price of $10.00 per share with reference to historical measures of Flint River Bancshares, Inc.'s financial performance. Therefore, we set the offering price arbitrarily. We did not retain an independent investment banking firm to assist in determining the offering price, and the price bears no relationship to Flint River Bancshares, Inc.'s assets, book value, net worth or any other recognized criteria of value.

IT IS UNLIKELY THAT AN ACTIVE TRADING MARKET FOR OUR STOCK WILL DEVELOP.

     There is no public trading market for Flint River Bancshares, Inc.'s common stock, and an active trading market is not likely to develop after the offering. If an active trading market does not develop, you may not be able to sell your shares at or above the offering price of $10.00 price per share. You should consider carefully the limited liquidity of this investment before purchasing any shares of the common stock.

EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE DILUTION OF YOUR OWNERSHIP IN FLINT RIVER BANCSHARES, INC.


     Our organizers and proposed directors, executive officers, or other employees may exercise their warrants or options to purchase common stock, which would result in the dilution of your proportionate ownership interest in Flint River Bancshares, Inc. Flint River Bancshares, Inc.'s articles of incorporation authorize it to issue up to 10,000,000 shares of common stock, $1.00 par value, of which a minimum of 510,000 and a maximum of 1,000,000 shares will be issued in this offering. Each organizer of Flint River Bancshares, Inc. will receive a warrant to purchase one share of common stock for every share he or she purchases in this offering. Since our organizers intend to purchase an aggregate of 195,500 shares of common stock in this offering, we expect to issue them warrants to purchase an aggregate of 195,500 shares of common stock. Flint River Bancshares, Inc. intends to implement a stock option plan pursuant to which stock options will be granted on a discretionary basis to purchase shares of common stock of Flint River Bancshares, Inc. at the market price on the date of the grant. Any proposed stock option plan would have to meet all regulatory guidelines and be approved by the shareholders. See "Executive Compensation" beginning on page 32.


     We believe that the grant of warrants and stock options to our organizers, directors, officers, and key employees will give them a proprietary interest in Flint River Bancshares, Inc. and will encourage them to work for the long-term growth and profitability of Flint River Bancshares, Inc. and Flint River National Bank. However, the exercise of these warrants and stock options will cause dilution of your ownership interest in Flint River Bancshares, Inc. In addition, holders of the warrants and stock options will be able to profit from any rise in the market value of our common stock or any increase in our net worth. Exercise of the warrants and stock options could also adversely affect the terms on which we are able to obtain additional capital. For example, the holders of the warrants and stock options could exercise them when we could have obtained capital by offering additional securities on terms more favorable to Flint River Bancshares, Inc. than those provided by the warrants or stock options.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON TERMS FAVORABLE TO US.

     In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering. In addition, the holders of warrants or options could exercise them at a time when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided by the warrants or options.

OUR BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND SHARES OF PREFERRED STOCK WHICH, IF ISSUED, MAY DILUTE YOUR OWNERSHIP INTEREST, REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND ADVERSELY AFFECT YOUR VOTING RIGHTS.

     Our board of directors is authorized by our articles of incorporation to issue additional shares of common stock and shares of preferred stock without the consent of our shareholders. If we issue additional shares of common stock after the close of the offering, your percentage interest in Flint River Bancshares, Inc. would be diluted. Additionally, preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution or winding up. The existence of rights that are senior to common stock may reduce the price of our shares of common stock. Other than the issuance of common stock subject to warrants and options granted to our organizers and executive officers, we do not have any current plans to issue any shares of common stock or preferred stock after the close of the offering.

OUR DIRECTORS AND OFFICERS COULD HAVE THE ABILITY TO INFLUENCE SHAREHOLDER ACTIONS IN A MANNER THAT MAY BE ADVERSE TO YOUR PERSONAL INVESTMENT OBJECTIVES.


     Due to their significant ownership interests, our directors and executive officers will be able to exercise significant control over the management and affairs of Flint River Bancshares, Inc. and Flint River National Bank. For example, our directors and executive officers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, that might otherwise be approved by the shareholders. Immediately following this offering, we anticipate that our directors and executive officers will own 195,500 shares of common stock, which represents 38.3% of the minimum and 19.6% of the maximum number of shares to be sold in this offering. Additionally, we will be issuing warrants to our directors. Although, by their terms, the warrants are not immediately exercisable, if our directors exercised all of their warrants, they would own shares representing as much as 55.4% of the minimum and 28.1% of our then existing outstanding common stock. Consequently, our directors and executive officers, as a group, may hold enough shares to effectively block a potential merger or acquisition, or any other important matter requiring the affirmative vote of two-thirds of our outstanding common stock, and may significantly influence the outcome of a vote on any other matter. See "Selected Provisions of the Articles of Incorporation and Bylaws" on page 39.



                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning Flint River Bancshares, Inc. and Flint River National Bank and their operations, performance, financial conditions and likelihood of success. Forward-looking statements are based on many assumptions and estimates, and include statements about the competitiveness of the banking industry, potential regulatory obligations, our business strategies and other statements that are not historical facts. When used in this prospectus, the words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan" and "estimate," and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expressed in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed under the heading "Risk Factors" beginning on page 7 of this prospectus. We urge you to carefully consider these factors prior to making an investment in our common stock.

                                  THE OFFERING

TERMS OF THE OFFERING

     GENERAL. Flint River Bancshares, Inc. is offering a minimum of 510,000 shares and a maximum of 1,000,000 shares of its common stock for a price of $10.00 per share, for an aggregate minimum price of $5,100,000 and an aggregate maximum price of $10,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares of common stock ($1,000) unless Flint River Bancshares, Inc., in its sole discretion, accepts a subscription for a lesser number of shares.


     ORGANIZERS' SUBSCRIPTIONS. The organizers of Flint River Bancshares, Inc. intend to purchase an aggregate of 195,500 shares of common stock in the offering at a price of $10.00 per share. This represents 38.3% of the minimum and 19.6% of the maximum number of shares to be sold. However, the organizers may acquire additional shares of the common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level at which the proceeds may be released from escrow.

     OFFERING PERIOD. The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m. eastern standard time on July 31, 2004, whichever occurs first. However, the organizers may, at their discretion, extend the offering for additional periods but not beyond February 28, 2005. The organizers also reserve the right to end the offering at any time after 510,000 shares have been subscribed for, if they determine that the total amount of subscriptions will provide adequate capitalization for Flint River Bancshares, Inc. and Flint River National Bank after payment of expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the "Expiration Date."


     SUBSCRIPTION AGREEMENT. As indicated below under "How to Subscribe," each prospective investor should complete and return a final subscription agreement for shares of the common stock. Subscribers will be asked to deliver to the escrow agent a check in the amount of $10.00 times the number of shares for which they wish to subscribe.

     FLINT RIVER BANCSHARES DISCRETION. We reserve the right, in our sole discretion, to accept or reject any subscription, in whole or in part, on or before the Expiration Date. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of Mitchell County, our principal market area. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,000,000 shares. We will notify all subscribers within ten business days after the Expiration Date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds, without interest.

     ESCROW. We will promptly deposit all offering proceeds in an escrow account with our escrow agent, The Bankers Bank. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. As escrow agent, The Bankers Bank will not investigate the desirability or advisability of an investment in Flint River Bancshares, Inc. and has not approved, endorsed, or passed upon the merits of the common stock.

     RELEASE FROM ESCROW. Subscription proceeds will be released from escrow to Flint River Bancshares, Inc. upon the occurrence of all of the following events:

     - Flint River Bancshares, Inc. has received subscriptions and subscription proceeds for an aggregate of at least 510,000 shares of common stock;

     - Flint River Bancshares, Inc. has satisfied or made adequate provisions for satisfying all of the conditions that the Office of the Comptroller of the Currency and the FDIC may impose prior to the opening of Flint River National Bank.

     If Flint River Bancshares, Inc. has not received subscriptions and subscription proceeds for an aggregate of at least 510,000 shares of common stock by the Expiration Date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds, with interest, will be returned to the subscribers within five business days after the Expiration Date.


     PLAN OF DISTRIBUTION. We plan to market our shares by delivering a copy of the prospectus to potential investors. All communications regarding the offering will be coordinated, issued and authorized by Gerald E. Lewis, our chief executive officer, although our organizers will assist in the offering process by informing Mr. Lewis of inquiries they receive regarding the offering, responding to routine inquiries regarding the offering terms and providing the necessary administrative support.

     The offering is not underwritten. Our organizers will offer and sell the common stock on a best-efforts basis and will not receive any commissions or other compensation for soliciting sales of our common stock. They will, however, be reimbursed for reasonable expenses they incur in the offering. None of our organizers who will participate in the offering is employed by or has, or has had within the last 12 months, a direct or indirect control relationship with a securities broker or dealer. Each performs substantial duties on our behalf that do not involve the offer or sale of securities, and none has participated in any sales of our securities for the past 12 months. Based on these factors, we are relying on the exemption from broker/dealer registration provided under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, for the participation of our organizers in this offering on the terms described in this prospectus. We also believe, based on these factors, that our organizers are not "underwriters" for purposes of federal securities laws. If they are determined to be such, however, we will indemnify them against any liabilities or expenses they may incur as a result of their selling efforts in the offering.


HOW TO SUBSCRIBE

     SUBSCRIPTIONS. Each prospective investor who (together with the investor's affiliates) desires to purchase 100 or more shares should do the following:

     1. Complete, date and sign the subscription agreement that accompanies this prospectus.

     2. Make a check payable to "The Bankers Bank - Escrow Account for Flint River Bancshares, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for.

     3. Return the completed subscription agreement and check as indicated below.

     UPON RECEIPT BY FLINT RIVER BANCSHARES, INC., THE SUBSCRIPTION AGREEMENT WILL BE BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 510,000 shares of common stock or fail to receive approval from the Office of the Comptroller of the Currency to open Flint River National Bank, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

     Please return your subscription agreement as follows:

     BY HAND DELIVERY:                    MAIL DELIVERY
     ----------------                     -------------


     Flint River Bancshares, Inc.         Flint River Bancshares, Inc.
     Attn:  Gerald E. Lewis               Attn: Gerald E. Lewis
     94-B Oakland Ave.                    P.O. Box 271
     Camilla, Georgia  31730              Camilla, Georgia  31730


     If you have any questions about the offering or how to subscribe, please call Gerald E. Lewis at Flint River Bancshares, Inc. at (229) 336-5666. You should retain a copy of the completed subscription agreement for your records. See "The Offering" on page 12 for more information.


                                 USE OF PROCEEDS

     We anticipate that the total proceeds of our offering will be a minimum of $5.1 million and a maximum of $10.0 million. The following tables summarize the anticipated use of the proceeds by Flint River Bancshares, Inc. and Flint River National Bank, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.


                          USE OF PROCEEDS BY FLINT RIVER BANCSHARES, INC.

                                                 Minimum Offering           Maximum Offering
                                            -------------------------  ---------------------------

                                            (510,000 Shares)     %     (1,000,000 Shares)     %
                                            -----------------  ------  -------------------  ------

Gross proceeds from offering                $       5,100,000   100.0  $        10,000,000   100.0

Organizational and pre-opening expenses*    $          15,000     0.3  $            15,000     0.1

Offering expenses*                          $          45,000     0.9  $            45,000     0.5

Investment in capital stock of Flint River
National Bank                               $       5,000,000    98.0  $         9,840,000    98.4
                                            -----------------          -------------------

Remaining proceeds                          $          40,000     0.8  $           100,000     1.0
                                            =================          ===================



     * Offering expenses and a portion of organizational and pre-opening expenses will be funded by a line of credit and organizer advances until the proceeds from our offering are received. Once the proceeds from our offering are received, the line of credit will be repaid. The amounts presented in the table represent the total amount we expect to pay for offering expenses and organizational and pre-opening expenses, which ultimately will be funded by our offering proceeds.

     As shown, we intend to use a minimum of $5.0 million and a maximum of $9.84 million of the net proceeds of this offering to capitalize Flint River National Bank, an amount sufficient to satisfy the Office of the Comptroller of the Currency's minimum capital requirements, after paying estimated offering costs, organizational and pre-opening expenses. Offering costs include legal, accounting, printing and any other expenses directly associated with selling the common stock. We will initially invest the remaining net proceeds in United States government securities or deposit them with Flint River National Bank. In the long-term, we will use the remaining proceeds for operational expenses and other general corporate purposes.


                  USE OF PROCEEDS BY FLINT RIVER NATIONAL BANK

     The following table shows the anticipated use of the proceeds allocated to Flint River National Bank. These proceeds will be in the form of an investment in Flint River National Bank's common stock by Flint River Bancshares, Inc.

                                                   Minimum Offering         Maximum Offering
                                               -----------------------  -------------------------

                                               510,000 Shares     %     1,000,000 Shares     %
                                               ---------------  ------  -----------------  ------

Investment by Flint River Bancshares, Inc. in
Flint River National Bank's common stock       $     5,000,000   100.0  $       9,840,000   100.0

Organization and pre-opening expenses*         $       405,000     8.1  $         405,000     4.1

Purchase of  Bank's main office                $       800,000    16.0  $         800,000     8.1

Furniture, fixtures and equipment for main
Office                                         $       187,000     3.7  $         187,000     1.9
                                               ---------------          -----------------

Funds to be used for loans to customers,
for investment and for other general purposes  $     3,608,000    72.2  $       8,448,000    85.9
                                               ===============          =================  ======

* Offering expenses and a portion of organizational and pre-opening expenses will be funded by a line of credit and organizer advances until the proceeds from our offering are received. Once the proceeds from our offering are received, the line of credit will be repaid. The amounts presented in the table represent the total amount we expect to pay for offering expenses and organizational and pre-opening expenses, which ultimately will be funded by our offering proceeds.

     Organizational and pre-opening expenses include costs related to the incorporation process, consulting fees, legal and accounting fees, and officers' and employees' salaries and benefits. Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest them in short-term, investment-grade securities, federal funds, certificates of deposit or guaranteed obligations of the United States government.

LINE OF CREDIT

     The organizers have established a working capital line of credit with Albany Bank & Trust, N.A.. This line of credit bears interest at a rate of 4.25% and is guaranteed by each of the organizers. On December 31, 2003, the total amount of the line of credit was $500,300, of which $298,000 had been drawn. As of March 4, 2004, $362,000 had been drawn on the line of credit. Interest and principal are due at the maturity date of July 9, 2004. Flint River Bancshares, Inc. will repay the line of credit from the proceeds of the offering. In the event that the offering is not closed prior to July 9, 2004, the organizers believe they would be able to extend the line of credit.


                                 CAPITALIZATION

     The following table shows Flint River Bancshares, Inc.'s capitalization as of December 31, 2003 and its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 510,000 shares and a maximum of 1,000,000 shares of common stock in the offering.

     Upon Flint River Bancshares, Inc.'s incorporation, Gerald E. Lewis of Flint River Bancshares, Inc. purchased one share of common stock at a price of $10.00. Flint River Bancshares, Inc. will redeem this share for $10.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants held by the organizers or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Management" on page 27 and "Executive Compensation" on page 32.

                                                      DECEMBER 31,      MINIMUM        MAXIMUM
                                                          2003        AS ADJUSTED    AS ADJUSTED
SHAREHOLDERS EQUITY                                      ACTUAL      -------------  -------------
-------------------                                  --------------

Preferred stock, no par value, 2,000,000 shares
  authorized; no shares issued or outstanding                   --             --             --
Common stock, $1.00 par value, 10,000,000
  shares authorized; 1 share issued and
  outstanding; 510,000 and 1,000,000 shares,
  respectively, issued and outstanding as adjusted.  $           1   $    510,000   $  1,000,000
Additional paid-in capital
                                                                 9      4,590,000      9,000,000
Deficit accumulated during the development
  Stage                                                (297,450)(1)   (405,000)(2)   (405,000)(2)
                                                     --------------  -------------  -------------
          Total shareholders' equity                 $    (297,440)  $  4,695,000   $  9,595,000
                                                     ==============  =============  =============
Book value per share (3)                                       N/A   $       9.21   $       9.60
                                                     ==============  =============  =============

____________________
(1)  This deficit reflects pre-opening expenses incurred through December 31, 2003.

(2)  The "As Adjusted" accumulated deficit results from estimated pre-opening and organizational expenses of $405,000, including legal, accounting, salaries, consulting and other expenses.  Actual pre-opening and organizational expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(3)  After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $0.79, if we sell 510,000 shares and $0.40 if we sell 1,000,000 shares, resulting from the recognition of pre-opening, organizational and offering expenses.

                                    DIVIDENDS

     Initially, we intend to retain all of our earnings to support our operations and to expand our business. Additionally, we are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, we do not plan to pay dividends until we become profitable and recover any losses incurred during our initial operations. Our payment of future dividends and our dividend policy will depend on our earnings, capital requirements and our financial condition, as well as other factors that our board of directors considers relevant. See "Supervision and Regulation-Payment of Dividends" on page 48.



           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              OR PLAN OF OPERATIONS

     Flint River Bancshares, Inc.'s financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. See "Index to Financial Statements."

     Flint River Bancshares, Inc. was incorporated on August 20, 2003 to serve as a holding company for Flint River National Bank, a national bank in organization. Prior to the Flint River Bancshares incorporation, a group of organizers formed Camilla Banking Group ("CBG") to facilitate the initial process of organizing and forming both Flint River Bancshares, Inc. and Flint River National Bank. CBG was officially organized on December 2, 2002. On August 20, 2003, CBG and Flint River Bancshares, Inc. executed an agreement which assigned and transferred all of the assets and liabilities of CBG to Flint River Bancshares, Inc. As a result, all financial transactions undertaken by the CBG from inception, December 2, 2002, until July 31, 2003, are reflected in the Flint River Bancshares' financial statements as of and for the period ended July 31, 2003.

     Since we organized, our main activities have been:

     -    seeking, interviewing and selecting our directors and officers;
     -    preparing our business plan;
     -    securing a line of credit;
     -    applying for a national bank charter;
     -    applying for FDIC deposit insurance;
     -    applying to become a bank holding company; and
     -    raising equity capital through this offering.


     From our incorporation on August 20, 2003 up to the close of the offering, Flint River Bancshares, Inc.'s operations have been and will continue to be funded through a line of credit from Albany Bank & Trust, N.A. and advances from our organizers. At December 31, 2003, the total amount outstanding on the line of credit was $298,000, and as of March 4, 2004, the total amount outstanding on the line of credit was $362,000. At December 31, 2003, the total of advances from our organizers was $94,000. All of our organizers have guaranteed a portion of the line of credit. The line of credit bears interest at 4.25% less than the prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on July 9, 2004. Flint River Bancshares, Inc. plans to repay the line of credit after the close of the offering. In the event that the offering is not closed prior to July 9, 2004, the organizers believe they would be able to extend the line of credit.

FINANCIAL RESULTS

     From December 2002 (inception) through December 31, 2003, the net loss amounted to $297,450. The estimated net loss for the period from inception through the anticipated opening date of Flint River National Bank is $405,000, which is attributable to the following estimated expenses:

               Officers' and employees' compensation .  $230,000
               Legal, consulting and professional fees   100,000
               Charter application fees. . . . . . . .    30,000
               Offering Expenses . . . . . . . . . . .    45,000
                                                        --------
                    Total. . . . . . . . . . . . . . .  $405,000
                                                        ========


LIQUIDITY AND INTEREST RATE SENSITIVITY

     Since Flint River Bancshares, Inc. has been in the organizational stage, there are no results of operations to present at this time. Nevertheless, once Flint River National Bank begins operations, net interest income, Flint River Bancshares, Inc.'s primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these fluctuations, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or "gap," is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Flint River National Bank's overall interest rate risk.

     We will regularly evaluate the balance sheet's asset mix in terms of several variables:

     -    yield
     -    credit quality
     -    appropriate funding sources
     -    liquidity

To effectively manage the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

     As Flint River National Bank continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Flint River National Bank's asset and liability committee will meet on a quarterly basis to develop a strategy for the upcoming period.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Flint River National Bank's ability to maintain and increase deposits will serve as its primary source of liquidity.

     Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in Flint River Bancshares, Inc.'s liquidity increasing or decreasing in any material way in the foreseeable future.

CAPITAL ADEQUACY

     There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The Office of the Comptroller of the Currency has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. In the case of Flint River National Bank and other banks that are experiencing growth or have not received the highest regulatory rating from their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.


        PROPOSED BUSINESS OF FLINT RIVER BANCSHARES, INC. AND FLINT RIVER
                                  NATIONAL BANK


BACKGROUND


     FLINT RIVER BANCSHARES, INC. We incorporated Flint River Bancshares, Inc. as a Georgia corporation on August 20, 2003 to serve as a bank holding company that will own 100% of the capital stock of Flint River National Bank. Flint River Bancshares, Inc. plans to use a minimum of $5.0 million and a maximum of $9.84 million of the net proceeds of this offering to purchase the capital stock of Flint River National Bank. Initially, we will have no business operations other than owning and managing Flint River National Bank.

     As part of our organization, we intend to file an application with the Federal Reserve to become a bank holding company. We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist Flint River National Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to Flint River National Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, a holding company may engage in activities that are financial in nature or incidental or complementary to a financial activity, including some insurance transactions, real estate development activities and merchant banking activities, in which Flint River National Bank will be prohibited from engaging. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities could be profitable. See "Supervision and Regulation-Flint River Bancshares, Inc." on page 42.

     FLINT RIVER NATIONAL BANK. On January 21, 2004 we filed an application with the Office of the Comptroller of the Currency to organize Flint River National Bank and that application is currently pending. In order to receive final approval, we will be required to adequately capitalize Flint River National Bank, receive approval of our application to the FDIC for deposit insurance and implement appropriate banking policies and procedures. After receiving all necessary regulatory approvals, we anticipate beginning operations in an existing facility on our main bank site in the third quarter of 2004.


     We intend to use a minimum of $5.0 million of the net proceeds of this offering to capitalize Flint River National Bank, an amount sufficient to satisfy the Office of the Comptroller of the Currency's requirements.

MARKET OPPORTUNITIES

     PRIMARY SERVICE AREA. Flint River National Bank's primary service area will be Mitchell County, Georgia including the city of Camilla. The organizers estimate that Flint River National Bank will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service area.

     The primary service area represents a diverse market with a growing population and economy. We believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank.

     LOCAL ECONOMY. We believe that Mitchell County possesses a diverse and growing customer base. We also believe that the primary service area presents an environment that will support Flint River National Bank's formation and growth. As a community bank, Flint River National Bank will be designed to serve the needs of the residents, small- to medium-sized businesses and agriculture-related industries within this growing economy.


     The local economy is comprised of retail, light manufacturing, agriculture and related agriculture industries, poultry processing and poultry hatchery facilities. According to University of Georgia Extension Service data, farming is the area's largest industry with a variety of crops produced and more than 96,000 acres of farmland, generating over $162 million annually.


     Based on the information from the 2000 Census, the per capita income in Mitchell County was estimated at $16,303 in 2002 and is projected to increase 29.2% to $21,066 by 2007. Median household income was estimated at $33,166 in 2002 and projected to increase 20.9% in 2007 to $40,111.

     POPULATION. According to U.S. Census information, between 1990 and 2000 the population of Mitchell County grew 18%, from 20,275 to 23,932. Over the next five years, Claritas, Inc. projects that the population in Mitchell County will increase from the estimated 2002 population of 24,533 to 25,928 by 2007, representing a total increase of approximately 6%.

     COMPETITION. Flint River National Bank will compete with other commercial banks, savings and loan associations, credit unions, money market mutual funds and other financial institutions conducting business in Mitchell County and elsewhere. According to the FDIC Market Share Report, as of June 30, 2002, bank and thrift deposits in the primary service area totaled $225,874,000. Six institutions have a total of nine offices in the market area. Planters and Citizens Bank and Bank of Camilla each have an approximate 25% market share. The organizers of Flint River National Bank have a verbal understanding with HeritageBank of the South (4.94% market share) that when Flint River National Bank obtains approval to establish a bank and open for business in Mitchell County, HeritageBank will exit the market area.

     We believe that Flint River National Bank will have the local leadership and decision-making authority necessary to provide quality, personalized service to the individuals, small business and agriculture-related business customers in Mitchell County. Through our local ownership and management, we believe we will be situated to efficiently service these customers with loan, deposit and other financial products tailored to fit their specific needs.

DEPOSIT GROWTH

     Deposits have grown at financial institutions in the market over the past five years. According to FDIC statistics, deposits increased at a rate of 14.1% from June 1998 to June 2002, from $198,066,000 in 1998 to $226,000,000 in 2002.

BUSINESS STRATEGY

     MANAGEMENT PHILOSOPHY. Flint River National Bank will operate as a full-service community bank emphasizing prompt, personalized customer service. Flint River National Bank will be a relationship-driven bank. We will attempt to hire the most qualified and experienced people in the market who share our commitment to quality service to the individuals and small and agricultural-related businesses in our primary market area. We believe this philosophy will attract customers and result in Flint River National Bank obtaining market share now controlled by the four local banks and two regional banks operating in the market. The organizers believe that it is important for Mitchell County to have a locally owned and locally-managed national bank. They also believe that there is an opportunity to acquire significant market share by offering responsive, quality service. Accordingly, we will implement the following operating and growth strategies.

     OPERATING STRATEGY. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop Flint River National Bank's image as a local bank with a community focus, we will employ the following operating strategies:

          QUALITY EMPLOYEES. We will strive to hire highly trained and seasoned staff. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can resolve any questions the customer may have.


          EXPERIENCED SENIOR MANAGEMENT. Flint River National Bank's senior management possesses extensive experience in the banking industry, as well as substantial business and banking contacts in Mitchell County. Our proposed CEO, Gerald E. Lewis, has over 38 years banking experience. He has been an organizer of two banks, serving as the president and CEO of one of the banks and as executive vice president at the other. Our proposed president, Jerry Kennedy, has over 17 years banking experience and has extensive business development and credit expertise.

          COMMUNITY-ORIENTED BOARD OF DIRECTORS. All of Flint River National Bank's proposed directors have significant business ties to Mitchell County and will be sensitive and responsive to the needs of the community. Additionally, the board of directors represents a wide array of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to Flint River National Bank.

          HIGHLY VISIBLE SITE WITH EXISTING FACILITY AVAILABLE. Flint River National Bank's main office will be highly visible and located in close proximity to major traffic arteries. We believe this will enhance Flint River National Bank's image as a strong competitor. We have an option to purchase the existing branch location of a bank in Camilla, together with certain furniture and fixtures. We believe that this will allow us to enter the market more rapidly and efficiently than if we were required to initially operate in a temporary facility and construct a new main office.


          INDIVIDUAL CUSTOMER FOCUS. Flint River National Bank will focus on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses, and agriculture-related industries. As the employees, officers and directors become familiar with Flint River National Bank's customers on an individual basis, we will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer.

          OFFICER AND DIRECTOR CALL PROGRAM. We intend to implement an active officer and director call program to promote Flint River National Bank's philosophy. The purpose of this call program will be to visit prospective customers and to describe Flint River National Bank's products, services and philosophy.

          MARKETING AND ADVERTISING. We plan to use a targeted marketing approach through local newspaper advertising and direct mail campaigns to develop Flint River National Bank's image as a community-oriented bank with an emphasis on quality service and personal contact.

     GROWTH STRATEGY. Since we believe that growth and expansion of Flint River National Bank's operations will be significant factors in our success, we plan to implement the following growth strategies:

          CAPITALIZE ON TREND TOWARD CONSOLIDATION. We plan to capitalize on Flint River National Bank's position as an independent, local community bank and the only national bank in the market to attract individuals and small- to medium-sized business customers that may be underserved as a result of recent bank consolidations.

          EMPHASIZE LOCAL DECISION-MAKING. We will emphasize local decision making by experienced bankers. This will help Flint River National Bank attract local businesses and service-minded customers.

          ATTRACT EMPLOYEES WITH ESTABLISHED CUSTOMER BASES. We will seek to hire employees who have, through their experience in banking, established significant customer bases. By hiring employees with established customer bases, Flint River National Bank will be able to grow much more rapidly than it would if it were to hire inexperienced employees who would require time to develop a customer base.

          OFFER FEE-GENERATING PRODUCTS AND SERVICES. Flint River National Bank's range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract Flint River National Bank's target customers and increase its market share. Flint River National Bank will strive to offer the small business person, professional, entrepreneur, and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

LENDING SERVICES

     LENDING POLICY. We will place a primary emphasis on real estate related loans in order to take advantage of the population growth in our primary service area. We will also offer a full range of lending products, including commercial loans to small- to medium-sized businesses and professional concerns, and consumer loans to individuals. We will compete for these loans with competitors who are well established in the Mitchell County area and have greater resources and lending limits. As a result, we may initially have to offer more flexible pricing and terms to attract borrowers.

     We estimate that Flint River National Bank's loan portfolio will be comprised of the following:


          LOAN CATEGORY                                   RATIO
          -------------                                   -----

          Real Estate Related Loans . . . . . . . . . . . . 63

               Agricultural Real Estate. . . . . . . . 25

               Commercial Real Estate. . . . . . . . . 15

               Residential Real Estate . . . . . . . . 13

               Construction and Development Loans. . . 10

          Commercial Loans . . . . . . . . . . . . . . . . 25

               Agricultural Commercial Loans . . . . . 15

               Other Commercial Loans. . . . . . . . . 10

          Consumer Loans . . . . . . . . . . . . . . . . . 12


Based on our executive officers' past lending experience, we believe that, when properly managed and monitored, none of these categories represents a significantly higher risk than the other.

     LOAN APPROVAL AND REVIEW. Flint River National Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or Flint River National Bank's Loan Committee will determine whether to approve the loan request. Flint River National Bank will not make any loans to any of its directors or executive officers unless its board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

     LENDING LIMITS. Flint River National Bank's lending activities will be subject to a variety of lending limits imposed by federal law. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. In general, however, Flint River National Bank will be able to loan any one borrower a maximum amount equal to either:

     -    15% of Flint River National Bank's capital and surplus; or

     - 25% of its capital and surplus if the amount that exceeds 15% is fully secured by readily marketable collateral.

     These legal limits will increase or decrease as Flint River National Bank's capital increases or decreases as a result of its earnings or losses, among other reasons.

     CREDIT RISKS. The principal economic risk associated with each category of loans that Flint River National Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

     The well established financial institutions in the Mitchell County market are likely to make proportionately more loans to medium- to large-sized businesses than Flint River National Bank will make. Many of Flint River National Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.


     REAL ESTATE LOANS. Flint River National Bank will make agricultural real estate loans, commercial real estate loans, construction and development loans, and residential real estate loans. These loans include commercial loans where Flint River National Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

     AGRICULTURAL REAL ESTATE.   Agricultural real estate loan terms generally
will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 60 months. Flint River National Bank will generally charge an origination fee of one percent. We will attempt to reduce credit risk on our agricultural real estate loans by emphasizing loans to producers where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, Flint River National Bank generally will require personal guarantees from the principal owners of the property supported by a review by Flint River National Bank's management of the principal owners' personal financial statements. Risks associated with agricultural real estate loans include fluctuations in the value of real estate, agricultural commodity prices, regulatory changes concerning agricultural subsidies and price supports, and the quality of the borrower's management. Flint River National Bank will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.


     COMMERCIAL REAL ESTATE. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 60 months. Flint River National Bank will generally charge an origination fee of one percent. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, Flint River National Bank generally will require personal guarantees from the principal owners of the property supported by a review by Flint River National Bank's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. Flint River National Bank will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

     CONSTRUCTION AND DEVELOPMENT LOANS. We will make construction and development loans both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed 75%. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or independent appraiser. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.


     RESIDENTIAL REAL ESTATE. Flint River National Bank's residential real estate loans will consist of residential second mortgage loans, residential construction loans and traditional mortgage loans for one to four family residences in roughly equal proportion. We will originate and maintain fixed and variable rate mortgages with long-term maturity and balloon payments not exceeding 20 years. Generally, fixed rate mortgages will be sold in the secondary mortgage market. All loans will be made in accordance with Flint River National Bank's appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 90%. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

     COMMERCIAL LOANS. We expect that loans for agricultural commercial purposes and general commercial purposes in various lines of businesses will be one of the primary components of Flint River National Bank's loan portfolio.
The terms of these loans will vary by the line of business, purpose and by type of underlying collateral, if any. For example, agricultural commercial loans may be extended to finance production of a specific crop, with the loan secured by proceeds from the sale of the crop and the term to coincide with the production and marketing cycle for that crop. Flint River National Bank will typically make equipment loans for a term of five years or fewer at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity.
The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.


     CONSUMER LOANS. Flint River National Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Consumer loan repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 40% of the borrower's gross monthly income. The borrower should also be continuously employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks in Flint River National Bank's market.

INVESTMENTS

     In addition to loans, Flint River National Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The Loan & Asset/Liability Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to Flint River National Bank's policy as set by the board of directors.

ASSET AND LIABILITY MANAGEMENT

     The Asset/Liability Committee will manage Flint River National Bank's assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that Flint River National Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

DEPOSIT SERVICES

     Flint River National Bank will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts,
a variety of certificates of deposit and IRA accounts.   To attract deposits,
Flint River National Bank will employ an aggressive marketing plan in its overall service area and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, Flint River National Bank's primary service area. Flint River National Bank plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

OTHER BANKING SERVICES

     Other anticipated banking services include travelers checks, direct deposit of payroll and social security checks, bank by mail, safe deposit boxes, night depository, ATM cards and debit cards. Flint River National Bank plans to become associated with one or more nationwide networks of automated teller machines that our clients will be able to use throughout Georgia and other
regions.   We do not plan to charge our clients for the use of these automated teller machines since we will initially have only one location. However, other financial institutions may charge our customers for the use of their automated teller machines. We also plan to offer MasterCard(R) and VISA(R) credit card services through a correspondent bank as an agent for Flint River National Bank. Flint River National Bank does not plan to exercise trust powers during its initial years of operation. In the future, we may offer a full-service trust department, but cannot do so without the prior approval of the Office of the Comptroller of the Currency.

EMPLOYEES

     When we begin operations, we expect that Flint River National Bank will have 11 full-time equivalent employees. We do not expect that Flint River Bancshares, Inc. will have any employees who are not also employees of Flint River National Bank.

OFFICES


     Flint River National Bank's main office will be located at 260 U.S. Highway 19 North, Camilla, Georgia, 31730. The site consists of approximately one acre of land with a 3700 square foot building. The existing bank building is currently occupied by HeritageBank of the South. The organizers have entered into an option agreement to purchase the building, equipment and furniture for a purchase price of $800,000. This site is highly visible and is in close proximity to a high concentration of commercial businesses and residential areas. We believe the site is well suited to serve Flint River National Bank's target customers and is ready for banking operations, with fully-equipped teller lines and all necessary furniture and fixtures. It has four drive-up windows and an automated teller machine. See "Summary-Why We are Organizing a New Bank in Mitchell County" at page 1 concerning our agreement with HeritageBank.


                                   MANAGEMENT

GENERAL

     The following table sets forth the following information for each of our organizers, directors and executive officers:

     (1)  His or her name, address and age as of January 1, 2004;
     (2) The positions he or she holds with Flint River Bancshares, Inc. and will hold with Flint River National Bank;
     (3) The number of shares of common stock he or she intends to purchase in the offering;
     (4) The percentage that the number of shares he or she intends to purchase bears to the minimum and maximum number of shares to be sold in the offering; and
     (5) The number of shares subject to warrants and options to which he or she is entitled.

                                                                      PERCENTAGE PERCENTAGE
                                                                          OF         OF
                                      POSITION(S)           NUMBER      MINIMUM    MAXIMUM
NAME AND ADDRESS (AGE)                 TO BE HELD          OF SHARES   OFFERING   OFFERING
------------------------------  ------------------------  -----------  ---------  ---------



Gerald E. Lewis (59)            Chief Executive Officer       10,000        2.0%       1.0%
27 West Bennett Ave.            and Director
Camilla, Georgia 31730

W. Jerry Kennedy (65)           President and Director         1,000        0.2%       0.1%
417 Lakeshore Rd.
Pelham, Georgia  31779


                                       27

                                                                      PERCENTAGE PERCENTAGE
                                                                          OF         OF
                                       POSITION(S)          NUMBER      MINIMUM    MAXIMUM
NAME AND ADDRESS (AGE)                 TO BE HELD          OF SHARES   OFFERING   OFFERING
------------------------------  ------------------------  -----------  ---------  ---------

Donald R. Anderson (37)         Director                      20,000        4.0%       2.0%
5093 Vada Rd.
Climax, Georgia 31734

Taylor D. Bankston (46)         Director                       7,500        1.4%       0.8%
180 N. School St.
Baconton, Georgia  31716

Robert L. Bostick (40)          Director                      10,000        2.0%       1.0%
5292 Hwy 112
Camilla, Georgia  31730

Joe Bostick, Jr. (51)           Chairman of the Board         15,000        2.9%       1.4%
275 S. Harney St.               of Directors
Camilla, Georgia  31730

Mark W. Briggs (35)             Director                       6,000        1.2%       0.6%
5312 Hwy 112
Camilla, Georgia  31730

Michael G. Briggs (38)          Director                       6,000        1.2%       0.6%
298 S. Harney St.
Camilla, Georgia  31730

Brent W. Collins (39)           Director                      25,000        4.9%       2.5%
9633 River Rd.
Camilla, Georgia  31730

Robert W. Hutson, III (24)      Director                       7,500        1.4%       0.8%
5287 Thigpen Trail
Sale City, Georgia  31784

Phyllis P. Hydrick (55)         Director                      25,000        4.9%       2.5%
15668 Hwy 93
Baconton, Georgia  31716

Charles M. Jones, III (52)      Director                       7,500        1.4%       0.8%
907 Third Ave.
Albany, Georgia  31701

Tom S. Pinson, Sr. (31)         Director                      25,000        4.9%       2.5%
244 E. Walton St.,
P. O. Box 340
Baconton, Georgia  31716

Lee Williams (46)               Director                      25,000        4.9%       2.5%


                                       28

                                                                      PERCENTAGE PERCENTAGE
                                                                          OF         OF
                                       POSITION(S)          NUMBER      MINIMUM    MAXIMUM
NAME AND ADDRESS (AGE)                 TO BE HELD          OF SHARES   OFFERING   OFFERING
------------------------------  ------------------------  -----------  ---------  ---------

2607 Wharton Circle
Golden Eagle
Tallahassee, Florida  32312

Larry B. Willson (52)           Director                       5,000        1.0%       0.5%
                                                          -----------  ---------  ---------
627 5th Ave
Albany, Georgia  31701

All organizers, directors and                                195,500        38.3%     19.6%
                                                          ===========  =========  =========
executive officers as a group
(15 persons)

     Flint River Bancshares' articles of incorporation provides for an initial board of 15 members, and each person listed above as a director has served as a director of Flint River Bancshares, Inc. since August 20, 2003. See "Selected Provisions of the Articles of Incorporation and Bylaws" on page 40.

     Each of the directors of Flint River Bancshares, Inc. is also a proposed director of Flint River National Bank. Each of Flint River National Bank's proposed directors will, upon approval of the Office of the Comptroller of the Currency, serve until Flint River National Bank's first shareholders meeting, which will convene shortly after Flint River National Bank receives its charter. Flint River Bancshares, Inc., as the sole shareholder of Flint River National Bank, will nominate each proposed director to serve as director of Flint River National Bank at that meeting. After the first shareholders meeting, directors of Flint River National Bank will serve for a term of one year and will be elected by Flint River Bancshares, Inc. each year at Flint River National Bank's annual meeting of shareholders. Flint River National Bank's officers will be appointed or elected by its board of directors and will hold office at the will of its board.

     The following is a biographical summary of each of our organizers, directors and executive officers:

     GERALD E. LEWIS - Mr. Lewis is the proposed chief executive officer of Flint River Bancshares and Flint River National Bank. Mr. Lewis has over 38 years banking experience, including teller operations, as an operations officer, consumer and commercial lender, and in investments and loan collections. Mr. Lewis has served as a CEO at four previous banks, one of which was a de novo in Georgia. Mr. Lewis has also served as a senior lender at three previous banks, one of which was a de novo in Georgia. Additionally, Mr. Lewis worked for the Office of the Comptroller of the Currency between 1968 and 1977. Mr. Lewis is very active in community work through civic clubs, Rotary, Kiwanis, Chamber of Commerce, Heart and Cancer Associations and Habitat for Humanity. He is an elder and active member of his church.

     W. JERRY KENNEDY - Mr. Kennedy is the proposed president of Flint River Bancshares and the proposed president and senior loan officer of Flint River National Bank. Mr. Kennedy attended Abraham Baldwin Agricultural College in Tifton, and holds a Bachelor of Science Degree in Agricultural Education from the University of Georgia.

     After graduating from the University of Georgia, Mr. Kennedy taught school, first at Claxton High School and later at Southeast Bulloch High School in Brooklet, Georgia. He then was Assistant Store Manager at Escambia Chemical Corporation in Collins, Georgia. In 1970 he became the County Supervisor, United States Department of Agriculture, Farmers Home Administration, Reidsville, Georgia. In 1972 he became the County Supervisor, United States Department of Agriculture, Farmers Home Administration, Baxley, Georgia where he was responsible for a $28 million loan portfolio. In 1978 Mr. Kennedy became the District Director, United States Department of Agriculture, Farmers Home Administration, in Camilla, Georgia. As such he was the Director of ten FMHA offices located in Southwest Georgia, serving 14 counties, and responsible for the administration/delivery of loans for single family housing, farm real estate, farm operating, soil and water conversation and farm disaster loans in the county offices and for the delivery of loans and grants for community water and sewer improvements for local communities, direct loans for multi-family housing and guaranteed business and industry loans in the District Office.
Since 1986 he has served as Division President and Commercial Lender at SunTrust Bank in Pelham, Georgia He is active in his community through the Rotary Club, Boys and Girls Club, Southwest Georgia Regional Development Commission, Southwest Georgia Economic Corporation and the Local Farm Bureau. He is very active in his church and has served in numerous leadership roles.

     JOE B. BOSTICK, JR. - Mr. Bostick is the proposed Chairman of Flint River Bancshares and Flint River National Bank. Mr. Bostick has been a licensed real estate broker for the past 13 years and a licensed real estate agent since 1983. He has been very active in community, school, sport and church activities. He has been active in Young Farmers Organization and Camilla Rotary Club. Mr. Bostick is the owner of Bostick Properties, Inc., a real estate brokerage company that manages farm and timberland. He is also the owner/operator of Hopeful Truck Ice Inc., a commercial ice supplier.

     DONALD ANDERSON - Mr. Anderson is the founder and President of Anderson Mfg., Inc., a trailer manufacturing business located in Camilla and Vada, Georgia with 85 employees. Mr. Anderson founded the business in 1989. He is also a member of the National Association of Trailer Manufacturers.


     TAYLOR D. BANKSTON - Ms. Bankston is the office manager of Wind Gap Farms, a manufacturing facility for the pet food industry. She is responsible for bookkeeping, payroll, accounts receivable, accounts payable and all aspects of the general ledger. She is an active member of her church and is actively involved in other community affairs.

     ROBERT L. BOSTICK -   Mr. Bostick is the managing partner of Bostick
Brothers Partnership, a pecan processing facility and peanut purchasing and handling of farmerstock peanut operation. He is and has been active in the FFA and 4H Clubs and the farming community of Mitchell County. He is an active member of his church.

     MARK BRIGGS - Mr. Mark Briggs is co-owner of Camilla Auto Parts; which has been in operation for 15 years. He is an active member of his church and has served the local County Club as president and other leadership roles.

     MICHAEL BRIGGS - Mr. Michael Briggs is co-owner of Camilla Auto Parts; which has been in operation for 15 years. He is active in the Rotary Club, Country Club, his church and other local activities.

     BRENT COLLINS - Mr. Collins is an owner/operator of a local farming operation, serves as treasurer of AMC Farms, Inc. and is a partner in ADBS Farms, a producer of cotton, corn, peanuts and broilers. He is active in the farming community and his local church.

     ROBERT W. HUTSON, III - Mr. Hutson has served as manager of the sales, service and parts department of Robert Hutson Ford-Lincoln-Mercury and Hutson Motor Co. in Moultrie, Georgia since graduation from University of Georgia in 2001. He is active in civic activities in his community.

     PHYLLIS P. HYDRICK - Ms. Hydrick has served as a case manager/supervisor of the Albany Advocacy Resource Center in Albany, Georgia since 1994. She is active in her community through the American Heart Association, United Way, Special Olympics and Dougherty Leadership Developmental Institute.


     CHARLES M. JONES, III -   Mr. Jones serves as Chairman of the Board of
Albany Bank & Trust, N.A. and its holding company and serves as CEO of Consolidated Loan and Mortgage Co. He is active in his community through various civic clubs, Theatre Albany, Albany Museum of Art, Community Concert Association, Easter Seals, and Leadership Albany. He is an active member in his church.


     TOM PINSON - Mr. Pinson has been a cotton marketing representative since 1997. He is also a licensed real estate appraiser. He is a former school teacher, coach and a former professional baseball player. He is an active member of his church and serves on the Board of Trustees. He is president of Booster Club of Baconton charter school in Baconton, Georgia.

     LEE H. WILLIAMS -   Mr. Williams is owner of Lee H. Williams Construction
Co., Inc. and is very active in community activities through scholarships to high school graduates, the Chamber of Commerce and various church activities.

     LAWRENCE B. WILLSON - Mr. Willson has served as a director of Albany Bank & Trust in Albany, Georgia since 1998 and currently serves on the executive committee of the bank's holding company. He is a Vice President of Sunnyland Farms, Inc. and manager of Willson Farming Co. He is very active in YMCA, Salvation Army, United Way and YMCA Boys and Girls Club. He served on the board of Albany Area Primary Health Care, Phoebe Putney Memorial Hospital Foundation, Albany YMCA, and the National Pecan Sheller's Association. Mr. Willson is also an active member of his church.

BOARD COMMITTEES

     The boards of directors of Flint River Bancshares, Inc. and Flint River National Bank have established or will establish the committees described below. The members of each committee will be the same for Flint River National Bank as they are for Flint River Bancshares, Inc.

     EXECUTIVE COMMITTEE. The Executive Committee is authorized, between meetings of the board of directors, to perform all duties and exercise all authority of the board except for those duties and authorities specifically granted to other committees of the board or which are exclusively reserved to the full board. The committee will make recommendations to the board regarding matters that are important to the overall management and expansion of Flint River Bancshares, Inc. and Flint River National Bank, including annual budgets and strategic business plans. Additionally, this committee will be responsible for recommending nominations for expired board seats and additional board members.

     ASSET/LIABILITY COMMITTEE. The Asset/Liability Committee will also be responsible for the overall investment strategy of Flint River Bancshares, Inc. and Flint River National Bank. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing, and portfolio investment decisions.

     AUDIT AND COMPLIANCE COMMITTEE. The principal responsibilities of this committee are to ensure that the board receives objective information regarding policies, procedures and controls of Flint River National Bank with respect to auditing, accounting, internal accounting controls and financial reporting. The committee will also work to ensure that Flint River National Bank is in full compliance with applicable laws and regulations. Among other things, this will require the following:

     - recommending the appointment of an independent auditor on an annual basis;

     -    reviewing the independent auditors' report and management's response;

     - reviewing all reports from regulatory authorities and management's responses;

     -    establishing independent reviews and audits;

     - establishing appropriate levels of director and officer insurance and blanket bond insurance coverage; and

     -    reviewing Community Reinvestment Act and other regulatory compliance.


     PERSONNEL AND COMPENSATION COMMITTEE. The Personnel and Compensation Committee approves the hiring of and establishes compensation levels for all executive officers of Flint River Bancshares, Inc. and Flint River National Bank, reviews management organization and development, reviews significant benefit programs and establishes and administers executive compensation programs, including our Stock Incentive Plan which is described beginning on page 35.


     LOAN COMMITTEE. The Loan Committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

     -    establishing the loan approval system;

     -    approving all loans in excess of a predetermined amount;

     - reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

     -    establishing measurements for adequacy of the loan loss reserve; and

     - reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.


                             EXECUTIVE COMPENSATION


CURRENT COMPENSATION

     Currently, both Gerald E. Lewis and W. Jerry Kennedy are being compensated pursuant to the terms of the employment agreements described below. Flint River Bancshares and Flint River National Bank have agreed to employ Mr. Lewis as chief executive officer of the Company and the Bank at an initial annual base salary of $100,000, which will be increased to an annual rate of $110,000 when the bank receives preliminary approval of its regulatory charter, and subsequently increased to $120,000 once the bank opens for business. Flint River Bancshares and Flint River National Bank have agreed to employ Mr. Kennedy as president of the Company and president and chief lending officer of the Bank at an initial annual base salary of $66,000, which will be increased to an annual rate of $80,000 once the bank opens for business.

EMPLOYMENT AGREEMENTS

     GERALD E. LEWIS. Flint River Bancshares, Inc. has entered into a three-year employment agreement with Gerald E. Lewis regarding Mr. Lewis' employment as our chief executive officer. At the time Flint River National Bank (Proposed) receives preliminary approval of its regulatory charter from the Office of the Comptroller of the Currency (its primary regulator), Flint River Bancshares, Inc. intends to cause Flint River National Bank to join the Company as a party to that agreement. Under the terms of the proposed employment agreement described below, Flint River Bancshares and Flint River National Bank have agreed to employ Mr. Lewis as chief executive officer at an annual base salary of $100,000. The base salary shall be increased to $110,000 on the date Flint River National Bank receives preliminary approval of its regulatory charter from its primary federal regulator. The base salary shall be increased to $120,000 on the date Flint River National Bank opens for business. Beginning with the opening of Flint River National Bank, Mr. Lewis will be eligible to receive annual bonus compensation in an amount determined at the discretion of the board of directors.

     Mr. Lewis' agreement also provides that Flint River Bancshares will grant him an incentive stock option to purchase up to 5% of the number of shares sold in this initial offering of Flint River Bancshares' stock at an exercise price of $10.00 per share. The options will be subject to the terms and conditions of a separate stock option agreement.

     The agreement provides that, beginning on the Effective Date, Mr. Lewis will receive a monthly automobile allowance not to exceed $400 per month and, when Flint River National Bank opens its doors, we will provide Mr. Lewis with an automobile of a make and model to be determined by us with a value not to exceed $25,000. We will reimburse Mr. Lewis for expenses associated with the operation, maintenance and repair of the automobile. Mr. Lewis will also receive health insurance coverage, life insurance with face value of $250,000, and reimbursement of reasonable (i) business expenses, (ii) dues and expenses associated with membership in trade and professional associations, and (iii) membership fees to a country club and a civic organization. Mr. Lewis will also receive a rental allowance of $850 per month for six months for temporary housing. Further, Mr. Lewis will receive reimbursement of moving expenses associated with moving his residence to Mitchell County, Georgia in an amount not to exceed the lowest of three competitive bids.

     Mr. Lewis's employment agreement provides that if Flint River National Bank fails to receive its charter or the board of Flint River Bancshares decides to forego future efforts to open Flint River National Bank, Mr. Lewis is entitled to continuation of his base salary for twelve months following his termination. In addition, if Flint River Bancshares or Flint River National Bank terminates Mr. Lewis's employment without cause or Mr. Lewis terminates for cause, Mr. Lewis is entitled to continuation of his base salary for twelve months.
Finally, if, within six months of a change in control of Flint River Bancshares, Mr. Lewis terminates his employment for cause or Flint River Bancshares terminates his employment without cause, Mr. Lewis shall be entitled to receive a lump sum severance payment equal to the amount of his base salary payable over a period of six months, payable to Mr. Lewis on the last day of the month following the effective date of the termination.

     The agreement also generally provides that, during the term of Mr. Lewis's employment and for a period of 12 months following the termination of his employment, he will not compete with Flint River Bancshares or Flint River National Bank in the banking business nor solicit our customers or our employees.

     W. JERRY KENNEDY. Flint River Bancshares, Inc. has entered into a three-year employment agreement with W. Jerry Kennedy regarding Mr. Kennedy's employment as our president. At the time Flint River National Bank (Proposed) receives preliminary approval of its regulatory charter from the Office of the Comptroller of the Currency (its primary regulator), Flint River Bancshares, Inc. intends to cause Flint River National Bank to join the Company as a party to that agreement. Under the terms of the proposed employment agreement described below, Flint River Bancshares and Flint River National Bank have agreed to employ Mr. Kennedy as president at an annual base salary of $66,000. The base salary shall be increased to $80,000 on the date Flint River National Bank opens for business. As soon as practicable after the opening date, Mr. Kennedy will be eligible to receive a one-time salary adjustment in an amount equal to $1,167 multiplied by the number of months in the period beginning on the Effective Date and ending on the opening date of Flint River National Bank. Beginning with the opening of Flint River National Bank, Mr. Kennedy will be eligible to receive annual bonus compensation in an amount determined at the discretion of the board of directors of up to 5% of Flint River National's pre-tax income.


     Mr. Kennedy's agreement also provides that Flint River Bancshares will grant him an incentive stock option to purchase up to 5% of the number of shares sold in this initial offering of Flint River Bancshares' stock at an exercise price of $10.00 per share. The options will be subject to the terms and conditions of a separate stock option agreement.

     The agreement provides that, beginning on the Effective Date, Mr. Kennedy will receive a monthly automobile allowance not to exceed $300 per month and, when Flint River National Bank opens its doors, we will provide Mr. Kennedy with an automobile of a make and model to be determined by us with a value not to exceed $25,000. Mr. Kennedy will also receive health insurance coverage, life insurance coverage, and reimbursement of reasonable (i) business expenses, (ii) dues and expenses associated with membership in trade and professional associations, and (iii) membership fees to a country club and a civic organization.

     Mr. Kennedy's employment agreement provides that if Flint River National Bank fails to receive its charter or the board of Flint River Bancshares decides to forego future efforts to open Flint River National Bank, Mr. Kennedy is entitled to continuation of his base salary for six months following his termination. In addition, if Flint River Bancshares or Flint River National Bank terminates Mr. Kennedy's employment without cause or Mr. Kennedy terminates for cause, Mr. Lewis is entitled to continuation of his base salary for six months. Finally, if, within 6 months of a change in control of Flint River Bancshares, Mr. Kennedy terminates his employment for cause or Flint River Bancshares terminates his employment without cause, Mr. Kennedy shall be entitled to receive a lump sum severance payment equal to the amount of his base salary payable over a period equal to the greater of the remainder of the term of the agreement or six months following the effective date of the termination.


     The agreement also generally provides that, during the term of Mr. Kennedy's employment and for a period of 12 months following the termination of his employment, he will not compete with Flint River Bancshares or Flint River National Bank in the banking business nor solicit our customers or our employees.

DIRECTOR COMPENSATION

     Neither Flint River Bancshares, Inc. nor Flint River National Bank will separately compensate its directors for their service as directors until Flint River National Bank earns a cumulative profit. Thereafter, Flint River National Bank will adopt compensatory policies for its directors that conform to applicable law.

ORGANIZERS' WARRANTS

     In recognition of the efforts made and financial risks undertaken by the organizers in organizing Flint River Bancshares, Inc. and Flint River National Bank and in recognition of the services they will provide as directors of Flint River National Bank, Flint River Bancshares, Inc. will issue to each of its organizers a warrant to purchase one share of Flint River Bancshares, Inc.'s common stock for every share he or she purchases in this offering. The issuance of the warrants is subject to regulatory approval and various conditions. The warrants will vest in one-third annual increments beginning on the first anniversary of the date that Flint River Bancshares, Inc. first issues its common stock. Vested warrants will be exercisable for the ten-year period following the date that Flint River Bancshares, Inc. first issues its common stock or for 90 days after a warrant holder ceases to be a director or a senior executive officer of Flint River Bancshares, Inc., whichever period is shorter. The warrants will be exercisable at an exercise price equal to $10.00 per share, subject to limitations. For example, if the exercise of a warrant will cause the warrant holder to beneficially own more than 10% of the common stock of Flint River Bancshares, Inc., the exercise of the warrant may be subject to prior approval by the Office of the Comptroller of the Currency. Additionally, if Flint River National Bank's capital falls below the minimum level determined by the Office of the Comptroller of the Currency, we may be directed to require our organizers to exercise or forfeit their warrants.


     The organizers of Flint River Bancshares, Inc. intend to purchase an aggregate of 195,500 shares of common stock at a price of $10.00 per share. This represents 38.3% of the minimum and 19.6% of the maximum number of shares to be sold in this offering. Consequently, we expect to issue our organizers warrants to purchase an aggregate of 195,500 shares of common stock. The organizers may acquire additional shares of common stock, particularly if necessary to sell the minimum number of shares in this offering. In no event, however, will Flint River Bancshares, Inc. issue warrants to purchase more than 200,000 shares of common stock.

STOCK INCENTIVE PLAN

     GENERAL. The Board of Directors intends to adopt a stock incentive plan prior to opening for business. The proposed Flint River Bancshares, Inc. 2004 Stock Incentive Plan (the "Plan") provides us with the flexibility to grant incentive stock options and non-qualified stock options to directors, officers and employees of Flint River Bancshares and its affiliates for the purpose of giving them a proprietary interest in and encouraging them to remain involved with Flint River Bancshares or Flint River National Bank. The Board of Directors intends to reserve up to 100,000 shares of common stock for issuance under the Plan, including the shares issuable to Messrs. Lewis and Kennedy under their respective employment agreements. The number of shares reserved for issuance may be adjusted in the event of a stock split, recapitalization or similar event as described in the Plan.

     Our chief executive officer, Gerald E. Lewis, and our president, W. Jerry Kennedy, will each be issued stock options under the Plan in connection with their employment agreements. See "Executive Compensation-Employment Agreements" on page 32.

     ADMINISTRATION. The Plan will be administered by the Personnel and Compensation Committee of the Board of Directors. The committee members are appointed by the Board of Directors. When appointing members to the committee, the Board of Directors is guided by disinterested standards contained in both
Section 162(m) of the Internal Revenue Code of 1986, as amended and Rule 16(b)(3) under the Securities Exchange Act of 1934, as amended. The committee will have the authority to grant awards under the Plan, to determine the terms of each award, to interpret the provisions of the Plan and to make all other determinations that it may deem necessary or advisable to administer the Plan. The committee's decisions relating to the administration of the Plan shall be final and binding on all persons.

     The Plan permits the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee determines, within the limits of the Plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. A holder of a stock option generally may not transfer the option during his or her lifetime.

     OPTION TERMS. The Plan provides for the grant of incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the terms of the option. The number of shares of common stock with respect to which options may be granted during any calendar year to any participant may not exceed 50,000.

     The exercise price of an option will be set forth in the applicable stock option agreement. The exercise price of an incentive stock option generally may not be less than the fair market value of the common stock of Flint River Bancshares on the date of the grant. The exercise price of a non-qualified stock option may not be less than 100% of the fair market value of the common stock on the date of the grant. The committee may permit the exercise price to be paid in cash or through a cashless exercise executed through a broker. When an incentive stock option is exercised, Flint River Bancshares, Inc. will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option.

     The term of an option will be set forth in the applicable stock option agreement. The term of an incentive stock option generally may not exceed ten years from the grant. Subject to any further limitations in the applicable stock option agreement, if a participant's employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

     TAX REIMBURSEMENT PAYMENTS. The committee may make cash awards designed to cover tax obligations of participants that result from the receipt or exercise of a stock option.

     TERMINATION OF OPTIONS. The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with Flint River Bancshares, Inc. or any affiliate, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of Flint River Bancshares, Inc. or Flint River National Bank. A stock option agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the Plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate.

     RECAPITALIZATIONS AND REORGANIZATIONS. The number and kind of shares reserved for issuance under the Plan or pursuant to a stock option, the exercise price of any unexercised option, and the annual limit on the number of shares of common stock subject to options that may be granted to any employee during a single year are subject to adjustment, as determined by the committee in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the Plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

     AMENDMENT AND TERMINATION OF THE PLAN. The Board of Directors has the authority to amend or terminate the Plan. The Board of Directors is not required to obtain shareholder approval to amend or terminate the Plan, but may condition any amendment or termination of the Plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. The Board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

     FEDERAL INCOME TAX CONSEQUENCES. The following discussion outlines generally the federal income tax consequences of participation in the Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Plan.

     - INCENTIVE STOCK OPTIONS. A participant who exercises an incentive stock option will not be taxed when he or she exercises all or a portion of the option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock during the two-year period from the date of grant of the incentive stock option and the one -year period from the date the common stock is transferred to him or her, any gain on the sale will be a capital gain, and Flint River Bancshares will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and Flint River Bancshares, Inc. will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

     - NON-QUALIFIED OPTIONS. A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises all or a portion of a non-qualified option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and Flint River Bancshares, Inc. will then be entitled to a corresponding deduction.

     Depending upon the time period for which shares of common stock are held after exercise of a non-qualified option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified option was exercised.

     Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to the Company.

     - WITHHOLDING TAXES. A participant may be liable for federal, state or local tax withholding obligations as a result of the grant or exercise of an option. The tax withholding obligation may be satisfied by payment in the form of cash, certified check, previously-owned shares of the common stock of Flint River Bancshares or, if the participant elects with the permission of the committee, by a reduction in the number of shares to be received by the participant upon exercise of the option.


                           RELATED PARTY TRANSACTIONS

     We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

     - In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Flint River National Bank;

     - In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

     - In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

     In addition to the transactions in the ordinary course of our business, we have entered into the following transactions with the directors and organizers indicated:

     - LINE OF CREDIT. Our operations have been and will also continue to be funded through a working capital line of credit with Albany Bank & Trust, N.A. in the amount of $500,300. This line of credit bears a rate of interest at 4.25% and is personally guaranteed by each of the organizers. On December 31, 2003, the total amount of the line of credit was $500,300, of which $298,000 was drawn down. As of March 4, 2004, $362,000 had been drawn on the line of credit. Interest and principal are due at the maturity date of July 9, 2004. Flint River Bancshares, Inc. will repay the line of credit from the proceeds of this offering. In the event that the offering is not closed prior to July 9, 2004, the organizers believe they would be able to extend the line of credit.

     - LEASE OF SPACE FOR ORGANIZATION OFFICE. Until we complete the purchase of our main office facility, we are occupying an organizational office. We are leasing this office space from Pinson & Bankston, J.V., a joint venture of Michael L. Bankston and Tim Pinson. Mr. Bankston is the husband of Taylor D. Bankston, one of our organizers. Mr. Pinson is the brother of Tom S. Pinson, Sr., one of our organizers. The term of the lease is twelve months, from January to December 2003, with option for renewal for up to four additional twelve month periods. The monthly rental due under this lease is $800 per month. Due to the short term of the lease and the limited amount of the rent payments, the board determined that an independent appraisal was neither cost effective nor necessary for it to establish that the lease arrangement is on terms that are no less favorable than we could have obtained from an unrelated third party.

     - FINANCIAL TRANSACTIONS OF ORGANIZATIONAL ENTITY. Camilla Banking Group was organized for the purpose of serving as the initial organizational entity for Flint River Bancshares, Inc. and Flint River National Bank. Flint River Bancshares, Inc. was subsequently incorporated on August 20, 2003 for the purpose of becoming a bank holding company for Flint River National Bank. On August 20, 2003, Camilla Banking Group and Flint River Bancshares, Inc. executed an agreement which transferred all assets, liabilities, rights, revenues and expenses acquired, earned, incurred, or undertaken by Camilla Banking Group to Flint River Bancshares, Inc. Accordingly, all financial transactions of Camilla Banking Group are reflected in the financial statements of Flint River Bancshares, Inc. as at and for the period ended December 31, 2003. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page 17.


                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of common stock, $1.00 par value, of which at least 510,000 shares will be issued in this offering.
The board of directors intends to reserve for issuance under our stock incentive plan and will reserve 195,500 shares of our common stock for issuance upon the exercise of the warrants to be granted to our organizers. In addition, up to 100,000 shares will be reserved for issuance under the stock incentive plan.


     All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any right to acquire authorized but unissued capital stock of Flint River Bancshares, Inc.
No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

PREFERRED STOCK

     Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 2,000,000 shares of preferred stock, no par value. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by our board of directors. Although we have neither issued nor have any present plans to issue any preferred stock, the ownership and control of Flint River Bancshares, Inc. by the holders of our common stock would be diluted if we were to issue preferred stock that had voting rights.

     The existence of preferred stock could impede a takeover of Flint River Bancshares, Inc. without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Flint River Bancshares, Inc. through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in various circumstances, could decrease the market price of the common stock.


        SELECTED PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

PROTECTIVE PROVISIONS

     GENERAL. The Georgia Business Corporation Code and Flint River Bancshares' articles of incorporation and bylaws govern shareholders' rights and related matters. Flint River Bancshares' articles of incorporation and bylaws contain several provisions, which are summarized below, that may have an "anti-takeover" effect in that they could prevent an acquisition of Flint River Bancshares unless a potential acquiror has obtained the prior approval of the board of directors of Flint River Bancshares. These provisions may make it more difficult for Flint River Bancshares' shareholders to replace the board of directors or management, which may tend to perpetuate the incumbent board.

     PREFERRED STOCK. The existence of preferred stock could impede a takeover of Flint River Bancshares without the approval of its board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Flint River Bancshares through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in certain circumstances, could decrease the market price of the common stock.

     CONSIDERATION OF FLINT RIVER BANCSHARES' CONSTITUENCIES. Flint River Bancshares' articles of incorporation provide that the board of directors shall consider (1) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of Flint River Bancshares and its subsidiaries, and on the communities within which Flint River Bancshares and its subsidiaries operate (it being understood that any subsidiary bank of Flint River Bancshares is charged with providing support to and being involved in the communities it serves); and (2) the consideration being offered by the other party in relation to the then-current value of Flint River Bancshares in a freely negotiated transaction and in relation to the board of directors' then-estimate of the future value of Flint River Bancshares as an independent entity when evaluating any offer of another party:

     - to make a tender offer or exchange offer for any equity security of Flint River Bancshares;
     - to merge or effect a share exchange or similar transaction with Flint River Bancshares; or
     - to purchase or otherwise acquire all or substantially all of the assets of Flint River Bancshares.

     CLASSIFIED BOARD OF DIRECTORS. Flint River Bancshares' bylaws provide that our board of directors will be divided into three classes. Our directors will serve staggered terms, meaning that one-third of our directors will be elected each year at our annual meeting. As a result, unless the existing directors were to resign, it would take at least two annual meetings of shareholders to replace a majority of our directors.

INDEMNIFICATION

     Flint River Bancshares' articles of incorporation and bylaws contain indemnification provisions which provide that directors and officers of Flint River Bancshares (collectively, the "insiders") will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding to which the insider was made a party because he or she was a director or officer of Flint River Bancshares.

     When a case or dispute is settled or otherwise not determined on its merits, the indemnification provisions provide that Flint River Bancshares will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to the best interests of Flint River Bancshares and, in case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Flint River Bancshares' board of directors, its shareholders, or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

     Flint River Bancshares' articles of incorporation and bylaws also provide that the indemnification rights contained in the articles of incorporation and bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Flint River Bancshares can also provide for greater indemnification than is provided in the articles of incorporation and bylaws if it chooses to do so, subject to approval by its shareholders. Flint River Bancshares may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under "-Limitation of Liability" below.

     The indemnification provisions of the bylaws specifically provide that Flint River Bancshares may purchase and maintain insurance on behalf of any insider against any liability asserted against and incurred by him or her in his or her capacity as an insider, whether or not Flint River Bancshares would have had the power to indemnify against the liability.

     Flint River Bancshares is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from Flint River Bancshares may be sought.

LIMITATION OF LIABILITY

     Article 9 of Flint River Bancshares's articles of incorporation eliminates, with some exceptions, the potential personal liability of a director for monetary damages to Flint River Bancshares and to its shareholders for breach of a duty as a director. There is no elimination of liability for the following:

     - a breach of duty involving appropriation of a business opportunity of Flint River Bancshares;

     - an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

     - a transaction from which the director derives an improper material tangible personal benefit; or

     - any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

     Article 9 does not eliminate or limit the right of Flint River Bancshares or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

     The Georgia Business Corporation Code allows Georgia corporations to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. As a result, Flint River Bancshares included Article 9 in its articles of incorporation to encourage qualified individuals to serve and remain as directors of Flint River Bancshares. While Flint River Bancshares has not experienced any problems in locating directors, it could experience difficulty in the future as its business activities increase and diversify. Flint River Bancshares also adopted Article 9 to enhance its ability to secure liability insurance for its directors at a reasonable cost. Flint River Bancshares intends to obtain liability insurance covering actions taken by its directors in their capacities as directors. The board of directors believes that Article 9 will enable Flint River Bancshares to secure this insurance on terms more favorable than if it were not included in the articles of incorporation.


                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, Flint River Bancshares, Inc. will have between 510,000 and 1,000,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Flint River Bancshares, Inc. must comply with the resale limitations of Rule 144 under the Securities Act. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, executive officers and principal shareholders.

     In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

     -    1% of the outstanding shares of common stock; or

     - the average weekly trading volume during the four calendar weeks preceding his or her sale.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Flint River Bancshares, Inc. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.

     Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.


                           SUPERVISION AND REGULATION

     Both Flint River Bancshares, Inc. and Flint River National Bank will be subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that will apply.

FLINT RIVER BANCSHARES, INC.

     Since Flint River Bancshares, Inc. will own all of the capital stock of Flint River National Bank, it will be a bank holding company under the federal Bank Holding Company Act of 1956. As a result, Flint River Bancshares, Inc. will primarily be subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

     ACQUISITIONS OF BANKS. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

     - acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

     -    acquiring all or substantially all of the assets of any bank; or

     -    merging or consolidating with any other bank holding company.

     Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     Under the Bank Holding Company Act, if adequately capitalized and adequately managed, Flint River Bancshares, Inc. or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. For example, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for three years. As a result, no bank holding company may acquire control of Flint River Bancshares, Inc. until after the third anniversary date of Flint River National Bank's incorporation.

     CHANGE IN BANK CONTROL. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

     - the bank holding company has registered securities under Section 12 of the Securities Act of 1934, or

     - no other person owns a greater percentage of that class of voting securities immediately after the transaction.

     PERMITTED ACTIVITIES. Generally, bank holding companies are prohibited under the Bank Holding Company Act from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than:

     -    banking or managing or controlling banks; and

     - an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

     Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

     -    factoring accounts receivable;

     - making, acquiring, brokering or servicing loans and usual related activities;

     -    leasing personal or real property;

     - operating a non-bank depository institution, such as a savings association;

     -    trust company functions;

     -    financial and investment advisory activities;

     -    conducting discount securities brokerage activities;

     - underwriting and dealing in government obligations and money market instruments;

     -    providing specified management consulting and counseling activities;

     -    performing selected data processing services and support services;

     - acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

     -    performing selected insurance underwriting activities.

     Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

     A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

     -    lending, trust and other banking activities;

     - insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

     -    providing financial, investment or advisory services;

     - issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

     -    underwriting, dealing in or making a market in securities;

     - other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

     - foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

     -    merchant banking through securities or insurance affiliates; and

     -    insurance company portfolio investments.

     To qualify to become a financial holding company, Flint River National Bank and any other depository institution subsidiary of Flint River Bancshares must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, Flint River Bancshares must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days' written notice prior to engaging in a permitted financial activity. We currently have no plans to make such an election.

     SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve policy, Flint River Bancshares is expected to act as a source of financial strength for Flint River National Bank and to commit resources to support Flint River National Bank. This support may be required at times when, without this Federal Reserve policy, Flint River Bancshares might not be inclined to provide it. In addition, any capital loans made by Flint River Bancshares to Flint River National Bank will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of Flint River Bancshares's bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of Flint River National Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

FLINT RIVER NATIONAL BANK

     Since Flint River National Bank will be chartered as a national bank, it will primarily be subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency will regularly examine Flint River National Bank's operations and has the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Office of the Comptroller of the Currency also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, Flint River National Bank's deposits will be insured by the FDIC to the maximum extent provided by law. Flint River National Bank will also be subject to numerous state and federal statutes and regulations that will affect its business, activities and operations.

     BRANCHING. National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. Under current Georgia law, Flint River National Bank may open branch offices throughout Georgia with the prior approval of the Office of the Comptroller of the Currency and the Georgia Department of Banking and Finance. In addition, with prior regulatory approval, Flint River National Bank will be able to acquire branches of existing banks located in Georgia. Flint River National Bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Georgia law, with limited exceptions, currently permits branching across state lines only through interstate mergers.

     Under the Federal Deposit Insurance Act, states may "opt-in" and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if its home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

     PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, federal banking regulators have established five capital categories:
(1) well capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized, in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the categories.

     Federal banking regulators are required to take specified mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. An institution in any of the undercapitalized categories is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval.


     FDIC INSURANCE ASSESSMENTS. The FDIC has adopted a risk-based assessment system for determining an insured depository institutions' insurance assessment rate. The system that takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help repay the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 1.54 cents per $100 of deposits for the first quarter of 2004.


     As a final resort, the FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Flint River National Bank. Since our aggregate assets are not more than $250 million, under the Gramm-Leach-Bliley Act, we are generally subject to a Community Reinvestment Act examination only once every 60 months if we receive an "outstanding" rating, once every 48 months if we receive a "satisfactory" rating and as needed if our rating is "less than satisfactory." Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

     OTHER REGULATIONS. Interest and other charges collected or contracted for by Flint River National Bank are subject to state usury laws and federal laws concerning interest rates. Flint River National Bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

     - The federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

     - the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

     - the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

     - the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

     - the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

     - Soldiers' and Sailors' Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service; and

     - the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of Flint River National Bank are subject to the following:

     - the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

     - the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

CAPITAL ADEQUACY

     Flint River Bancshares and Flint River National Bank will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Flint River Bancshares, and the Office of the Comptroller of the Currency, in the case of Flint River National Bank. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies that are substantially similar to those adopted by the Office of the Comptroller of the Currency for banks. Flint River National Bank is subject to risk-based and leverage capital requirements adopted by the Office of the Comptroller.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve's risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for Flint River Bancshares, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 Capital leverage ratio, after deducting all intangibles and other indicators of capital strength in evaluating proposals for expansion or new activities.

     We are also subject to capital guidelines issued by our respective primary regulators, which provide for minimum ratios of total capital to total assets.


     Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Supervision and Regulation-Flint River National Bank-Prompt Corrective Action" on page 46.


PAYMENT OF DIVIDENDS

     Flint River Bancshares is a legal entity separate and distinct from Flint River National Bank. The principal sources of Flint River Bancshares' cash flow, including cash flow to pay dividends to its shareholders, will be dividends that Flint River National Bank will pay to its sole shareholder, Flint River Bancshares. Statutory and regulatory limitations apply to Flint River National Bank's payment of dividends to Flint River Bancshares as well as to Flint River Bancshares' payment of dividends to its shareholders.

     Flint River National Bank is required by federal law to obtain the prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by its board of directors in any year will exceed (1) the total of Flint River National Bank's net profits for that year, plus (2) Flint River National Bank's retained net profits of the preceding two years, less any required transfers to surplus.

     The payment of dividends by Flint River Bancshares and Flint River National Bank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of the Office of the Comptroller of the Currency, Flint River National Bank were engaged in or about to engage in an unsafe or unsound practice, the Office of the Comptroller of the Currency could require, after notice and a hearing, that Flint River National Bank stop or refrain engaging in the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "Supervision and Regulation-Flint River National Bank-Prompt Corrective Action" on page 46.


RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES

     Flint River Bancshares and Flint River National Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

     -    a bank's loans or extensions of credit to affiliates;

     -    a bank's investment in affiliates;

     - assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

     - the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

     - a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Flint River National Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

     Flint River Bancshares and Flint River National Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Flint River National Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

PRIVACY

     Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

ANTI-TERRORISM LEGISLATION


     The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, signed by the President on October 26, 2001, imposed new requirements and limitations on specified financial transactions and account relationships, intended to guard against money laundering and terrorism. Most of these requirements and limitations took effect in 2002. Additional "know your customer" rules became effective in June 2003, requiring banks to establish a customer identification program under Section 326 of the USA PATRIOT Act.


PROPOSED LEGISLATION AND REGULATORY ACTION

     New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the financial institutions operating and doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

EFFECT OF GOVERNMENTAL MONETARY POLICES

     Our earnings will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.


                                  LEGAL MATTERS

     Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus for Flint River Bancshares.


                                     EXPERTS


     Flint River Bancshares, Inc.'s audited financial statements at December 31, 2003 included in this prospectus have been included in reliance on the report of Thigpen, Jones, Seaton & Co., P.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


                             REPORTS TO SHAREHOLDERS

     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, Flint River Bancshares, Inc. will be subject to the reporting requirements of the Securities Exchange Act, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will generally continue through at least December 31, 2003 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year the common stock is held of record by less than 300 persons.

     At any time that Flint River Bancshares is not a reporting company, it will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Department of Banking and Finance. Flint River Bancshares' fiscal year ends on December 31.
Additionally, Flint River Bancshares will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.


                             ADDITIONAL INFORMATION

     Flint River Bancshares has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to Flint River Bancshares and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Flint River Bancshares, that file electronically with the Securities and Exchange Commission.

     Flint River Bancshares and the organizers have filed various applications with the FDIC, the Federal Reserve, the Georgia Department of Banking and Finance and the Office of the Comptroller of the Currency. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Flint River Bancshares and information in public files and records maintained by the FDIC, the Federal Reserve, the Georgia Department of Banking and Finance and the Office of the Comptroller of the Currency, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which they can make no assurances. Flint River Bancshares specifically disaffirms those projections for purposes of this prospectus and cautions you against relying on them for purposes of making an investment decision.

                  FLINT RIVER BANCSHARES, INC. (IN ORGANIZATION)
                           A DEVELOPMENT STAGE COMPANY

                              FINANCIAL STATEMENTS

             FROM DECEMBER 2, 2002 (INCEPTION) TO DECEMBER 31, 2003

                 FLINT RIVER BANCSHARES, INC. (IN ORGANIZATION)
                           A DEVELOPMENT STAGE COMPANY
             FROM DECEMBER 2, 2002 (INCEPTION) TO DECEMBER 31, 2003
================================================================================



                                TABLE OF CONTENTS
                                -----------------


                                                                         Page
                                                                         ----

INDEPENDENT AUDITORS' REPORT . . . . . . . . . . . . . . . . . . . .       1

FINANCIAL STATEMENTS:

  Balance Sheet as of December 31, 2003. . . . . . . . . . . . . . .       2

  Statement of Changes in Shareholders' Deficit for the Period from
      December 31, 2002 (inception) to December 31, 2003 . . . . . .       3

  Statement of Loss for the Period from December 31, 2002
      (inception) to December 31, 2003 . . . . . . . . . . . . . . .       4

  Statement of Cash Flows for the Period from December 31, 2002
      (inception) to December 31, 2003 . . . . . . . . . . . . . . .       5

  Notes to Financial Statements. . . . . . . . . . . . . . . . . . .       6

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



Organizers
Flint River Bancshares, Inc. (In Organization)
A Development Stage Company

     We have audited the accompanying balance sheet of Flint River Bancshares, Inc. (In Organization), a development stage company, as of December 31, 2003, and the related statements of loss, shareholders' deficit and cash flows for the period from December 2, 2002 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flint River Bancshares, Inc. (In Organization), a development stage company, at December 31, 2003, and the results of its operations and its cash flows for the period from December 2, 2002 (inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.



February 6, 2004
Dublin, Georgia

FLINT RIVER BANCSHARES, INC. (IN ORGANIZATION)
A DEVELOPMENT STAGE COMPANY
BALANCE SHEET


----------------------------------------------------------------------

                                                   As of December 31,
                                                          2003
                                                  --------------------
ASSETS
  Current Assets -
    Cash and cash equivalents - unrestricted      $               550
                                                  --------------------

Fixed Assets:
  Furniture and fixtures                                        1,332
  Equipment                                                     3,362
  Land option                                                  60,000
                                                  --------------------
    Total                                                      64,694
  Less - accumulated depreciation                                (285)
                                                  --------------------
    Total Fixed Assets                                         64,409
                                                  --------------------
  Other Asset-refundable deposit                                5,000
                                                  --------------------
    TOTAL ASSETS                                  $            69,959
                                                  ====================
LIABILITIES AND SHAREHOLDERS' DEFICIT
  Current Liabilities:
    Accrued expenses payable                      $             6,694
    Advances from organizers                                   94,000
    Short -term borrowings                                    298,000
    Accrued interest payable                                      718
                                                  --------------------
      Total current liabilities                               399,412
                                                  --------------------
  Commitments and Contingencies
  Shareholders' Deficit:
    Common stock, one share with a $1 par value                     1
    Additional paid in capital                                      9
    Common stock subscription                                     (10)
    Deficit accumulated during development stage             (329,453)
                                                  --------------------
       Total shareholders' deficit                           (329,453)
                                                  --------------------

      TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT $            69,959
                                                  ====================



                 See Accompanying Notes to Financial Statements

FLINT RIVER BANCSHARES, INC. (IN ORGANIZATION)
A DEVELOPMENT STAGE COMPANY
STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
FROM DECEMBER 2, 2002 (INCEPTION) TO DECEMBER 31, 2003

--------------------------------------------------------------------------------------

                                                             Deficit
                                          Additional       accumulated
                                Common     Paid-in           during
                                Stock      Capital      development stage     Total
                               --------  ------------  -------------------  ----------
BALANCE, DECEMBER 2, 2002      $     -   $         -   $                -   $       -
                                                                            ----------
Comprehensive loss:
  Net loss                           -             -             (329,453)   (329,453)
                                                                            ----------
     Total comprehensive loss                                                (329,453)
                                                                            ----------
  Common stock issued                1             9                    -          10
  Common stock subscribed           (1)           (9)                   -         (10)
                               --------  ------------  -------------------  ----------
BALANCE, DECEMBER 31, 2003     $     -   $         -   $         (329,453)  $(329,453)
                               ========  ============  ===================  ==========



                 See Accompanying Notes to Financial Statements

FLINT RIVER BANCSHARES, INC. (IN ORGANIZATION)
A DEVELOPMENT STAGE COMPANY
STATEMENT OF LOSS


---------------------------------------------------------------------------

                                                         For the Period
                                                        December 2, 2002
                                                          (inception)
                                                      to December 31, 2003
                                                     ----------------------

REVENUES                                             $                   -
                                                     ----------------------
EXPENSES:
  Salaries                                                         104,775
  Payroll taxes                                                      8,637
  Employee benefits                                                  3,466
  Consultant fees                                                   72,272
  Utilities                                                          6,217
  Depreciation expense                                                 285
  Licenses and permits                                              25,000
  Professional development                                          13,253
  Professional fees                                                 52,958
  Rent expense                                                       9,600
  Interest expense                                                   6,084
  Travel expense                                                     7,604
  Office supplies                                                   10,128
  Advertisement                                                      2,185
  Other operating expenses                                           6,989
                                                     ----------------------

    TOTAL EXPENSES                                                 329,453
                                                     ----------------------

NET LOSS                                                          (329,453)
BEGINNING ACCUMULATED DEFICIT                                            -
                                                     ----------------------
ENDING ACCUMULATED DEFICIT                           $            (329,453)
                                                     ======================


                 See Accompanying Notes to Financial Statements

FLINT RIVER BANCSHARES, INC. (IN ORGANIZATION)
A DEVELOPMENT STAGE COMPANY
STATEMENT OF CASH FLOWS


--------------------------------------------------------------------------------

                                                              For the Period
                                                             December 2, 2002
                                                               (inception)
                                                           to December 31, 2003
                                                          ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                $            (329,453)
  Adjustments to reconcile net loss to net cash used in
    operating activities-
    Depreciation                                                            285
    Refundable deposit                                                   (5,000)
    Change in accrued liabilities and other liabilities                   7,412
                                                          ----------------------
      Net cash used in operating activities                            (326,756)
                                                          ----------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                   (4,694)
  Option on land acquisition                                            (60,000)
                                                          ----------------------
    Net cash used in investing activities                               (64,694)
                                                          ----------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from advances from organizers                                 94,000
  Proceeds from issuance of short term borrowings                       298,000
                                                          ----------------------
    Net cash provided by financing activities                           392,000
                                                          ----------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                   550
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                  -
                                                          ----------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                    $                 550
                                                          ======================


                 See Accompanying Notes to Financial Statements

FLINT RIVER BANCSHARES, INC. (IN ORGANIZATION)
A DEVELOPMENT STAGE COMPANY
NOTES TO FINANCIAL STATEMENTS
FROM DECEMBER 2, 2002 (INCEPTION) TO DECEMBER 31, 2003

================================================================================

A.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     ----------------------------------------------

     1.   REPORTING  ENTITY  - Flint River Bancshares, Inc. (In Organization), a
          -----------------
          development stage company in Camilla, Georgia (the "Company"), is a bank holding company for a proposed national bank, Flint River National Bank. A group of fourteen organizers formed the Camilla Bank Group (a Partnership) to facilitate the initial process of organizing and forming the holding company and the Bank. The group began financial activity on December 2, 2002. On August 20, 2003 the partnership signed an Assumption, Bill of Sale and Assignment Agreement transferring all the assets, liabilities, rights, revenues and expenses acquired, incurred or undertaken by the Partnership from its inception to the Company. As a result, all financial transactions undertaken by the Partnership from its inception, December 2, 2002, until December 31, 2003 have been reflected in the Company's financial statements as of and for the period ended December 31, 2003. The Company's year end is December 31.

     2.   CASH  AND  CASH EQUIVALENTS - For the purpose of the statement of cash
          ---------------------------
          flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. This includes money market deposit accounts and short-term certificates of deposit.

     3.   MANAGEMENT  ESTIMATES  -  The  preparation  of financial statements in
          ---------------------
          conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     4.   PROPERTY  AND DEPRECIATION - The cost of property, plant and equipment
          --------------------------
          is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Deprecation is computed on the straight-line method for financial reporting purposes and on the accelerated method for income tax purposes.

                           CLASSIFICATION                     LIFE
                -----------------------------------  ---------------------

                Equipment                                   10 years
                Furniture and fixtures                      10 years

          Expenditures for maintenance, repairs and minor renewals are charged to expense when incurred. Expenditures for improvements, replacements and major renewals are capitalized. Assets retired or otherwise disposed of are eliminated from the asset accounts along with related amounts of accumulated depreciation. Any gains or losses from disposals are included in income

     5.   INCOME  TAXES  -  The  financial statements include only those assets,
          -------------
          liabilities and results of operations which relate to the business of Flint River Bancshares, Inc. (In organization) a development stage company. The Company will file its income tax return on the accrual basis of accounting for federal and state income tax purposes. There is no income tax expense for the period ended December 31, 2003.

B.   SHORT-TERM  BORROWINGS
     ----------------------

                Albany Bank and Trust                     $    298,000
                                                          ============

     These borrowings are against one line of credit that has been established with Albany Bank and Trust. The line of credit is for $500,300 and is for the purpose of providing working capital for the developing Company. The note is secured by the guarantees of the organizers. The interest rate is 4.25% with interest payable at maturity on July 9, 2004.

FLINT RIVER BANCSHARES, INC. (IN ORGANIZATION)
A DEVELOPMENT STAGE COMPANY
NOTES TO FINANCIAL STATEMENTS
FROM DECEMBER 2, 2002 (INCEPTION) TO DECEMBER 31, 2003

================================================================================

C.   RELATED  PARTY  TRANSACTIONS
     ----------------------------

     The Company has contracted with Mr. Jerry Lewis, for various consultation services related to organization of the holding company and the future management of the Bank. The agreement provides for the base compensation and incentive bonus to be paid in his role as consultant and future Chief Executive Officer of the proposed Bank. Upon the formation of the Bank, the contract will be assigned or transferred to the Bank. The entire contract will be cancelled if the Company does not receive a national bank charter from the Office of the Comptroller of the Currency.

     In addition, the Company has also contracted with Mr. Jerry Kennedy, for various consultation services related to organization of the holding company and the future management of the Bank. The agreement provides for the base compensation and incentive bonus to be paid in his role as consultant and future President of the proposed Bank. The Company has expensed $67,375 under this agreement as of December 31, 2003. Upon the formation of the Bank, the contract will be assigned or transferred to the Bank. The entire contract will be cancelled if the Company does not receive a national bank charter from the Office of the Comptroller of the Currency.

D.   LAND  OPTION
     ------------

     At December 31, 2003, the Company's fixed assets included earnest money paid in the amount of $60,000 for its proposed bank site. The option agreement is for the purchase of real estate, furniture, fixtures and equipment in Mitchell County. The contract price for the property is $800,000. Earnest money paid will be applied against the purchase price.

E.   DISCLOSURES  RELATING  TO  STATEMENT  OF  CASH  FLOWS
     -----------------------------------------------------

     CASH FLOWS RELATING TO INTEREST AND INCOME TAXES - Cash paid during the
     ------------------------------------------------
     periods for interest and income taxes were as follows:


               Interest (net of amount capitalized)    $      4,965
                                                       ============

               Income Taxes                            $          -
                                                       ============

F.   COMMITMENTS  AND  CONTINGENCIES
     -------------------------------

     During 2003, the Company entered into a contract with BanxSource in relation to providing consulting services for the purpose of assisting in organizing a de novo bank. Under the terms of the contract, the Company will pay a refundable deposit of $5,000 and total consulting fees of $65,000, plus expenses. At December 31, 2003, the Company had expensed $65,000 under this agreement along with expenses of $1,678.50.

     Also in 2003, the Company entered into a contract with Powell, Goldstein, Frazer and Murphy LLP for legal services in conjunction with organizing a de novo bank. Fees under this contract are fixed at $40,000. At December 31, 2003, $41,570, including expenses, had been expensed under this agreement.

     The Company is a party to a twelve month lease for its current office facilities. The monthly rental due under this lease is $800. The lease has renewal options for up to four additional twelve month periods, if the option is exercised within 60 days of expiration of the lease.

G.   STOCK  SUBSCRIPTION  RECEIVABLE
     -------------------------------

     At  December  31, 2003 the Company had a stock subscription receivable of $
     10  for  one  share  of  common  stock,  with  a  $  1  par  value.

                                                                      APPENDIX A
                                                                      ----------


                             SUBSCRIPTION AGREEMENT


FLINT RIVER BANCSHARES, INC.
Attn: Gerald E. Lewis
94-B Oakland Avenue
Camilla, Georgia  31730

Ladies and Gentlemen:

     I hereby subscribe to purchase the number of shares of common stock (the "Shares") of Flint River Bancshares, Inc. (the "Company") indicated below.

     I have received a copy of the Company's prospectus, dated ________ __, 2004. In connection with my purchase of the Shares, I understand and agree as follows:


     (1) My purchase of the Company's common stock involves significant risk, as described under "Risk Factors" in the prospectus.

     (2) No federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

     (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     I am enclosing a check in the amount of $10.00 multiplied by the number of shares I wish to buy. My check is made payable to "The Bankers Bank - Escrow Account for Flint River Bancshares, Inc."

     THIS SUBSCRIPTION AGREEMENT IS FINAL, BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 510,000 shares of common stock or fail to receive approval from the Office of the Comptroller of the Currency to open the Bank, the escrow agent will promptly return all subscription proceeds to me, with any interest earned.


NUMBER OF SHARES                            _______________________________
(MINIMUM 100 SHARES):     _______

                                            _______________________________
TOTAL SUBSCRIPTION PRICE                    PLEASE PRINT OR TYPE EXACT
(AT $10.00 PER SHARE):    _______           NAME(S) IN WHICH UNDERSIGNED
                                            DESIRES SHARES TO BE REGISTERED

     Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

--------------------------------         -----------------------------------
DATE
                                         -----------------------------------
                                         SIGNATURE(S)*

PRINT ADDRESS:                           PLEASE INDICATE FORM OF OWNERSHIP YOU
                                         DESIRE FOR THE SHARES ([ ]INDIVIDUAL,
--------------------------------         [ ]JOINT TENANTS WITH RIGHT OF
                                         SURVIVORSHIP,[ ]TENANTS IN COMMON,
--------------------------------         [ ]TRUST,[ ]CORPORATION,[ ]PARTNERSHIP,
                                         [ ]CUSTODIAN, ETC.)
--------------------------------


--------------------------------         -----------------------------------
AREA CODE AND TELEPHONE NO.              SOCIAL SECURITY OR FEDERAL TAXPAYER
                                         IDENTIFICATION NO.



TO BE COMPLETED BY THE COMPANY

     Accepted as of ______________ ___, 200__, as to ______________ shares.


FLINT RIVER BANCSHARES, INC.


By:  -----------------------------------
     Signature

     -----------------------------------
     Print Name and Title

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

================================================================================
     PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO ONE HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                            _________________________

                                TABLE OF CONTENTS
                                                                      PAGE
                                                                      ----


SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
CAUTION REGARDING FORWARD-LOOKING
STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
THE OFFERING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF
OPERATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
PROPOSED BUSINESS OF FLINT RIVER
BANCSHARES, INC. AND FLINT RIVER
NATIONAL BANK . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . . . . . . . .32
RELATED PARTY TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . .38
DESCRIPTION OF CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . .39
SELECTED PROVISIONS OF THE ARTICLES OF
INCORPORATION AND BYLAWS. . . . . . . . . . . . . . . . . . . . . . . .40
SHARES ELIGIBLE FOR FUTURE SALE . . . . . . . . . . . . . . . . . . . .42
SUPERVISION AND REGULATION. . . . . . . . . . . . . . . . . . . . . . .42
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
REPORTS TO SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . .51
ADDITIONAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .51
INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . F-2
SUBSCRIPTION AGREEMENT. . . . . . . . . . . . . . . . . . . . .APPENDIX A


     UNTIL _____________, 2004 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.


================================================================================


================================================================================



                                   FLINT RIVER
                                BANCSHARES, INC.


                       A PROPOSED BANK HOLDING COMPANY FOR




                                   FLINT RIVER
                                  NATIONAL BANK

                                (IN ORGANIZATION)


                               MINIMUM OF 510,000
                                MAXIMUM 1,000,000
                             SHARES OF COMMON STOCK


                                  _____________

                                   PROSPECTUS
                                  _____________



                                 _____ ___, 2004

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Consistent with the applicable provisions of the laws of Georgia, the Registrant's bylaws provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of the Registrant, (2) in specified circumstances, by independent legal counsel in a written opinion or
(3) by the affirmative vote of a majority of the shares entitled to vote, but shares owned by or are under voting control of directors who are at the time parties to the proceeding may not vote on the determination.

     In addition, the Registrant's articles of incorporation, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no release of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The articles of incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's common stock, $1.00 par value, are as follows:

     Securities and Exchange Commission Registration Fee  $ 1,000
     Blue Sky Fees and Expenses. . . . . . . . . . . . .      500
     Registrant's Legal Fees and Expenses. . . . . . . .   20,000
     Consulting Fees and Expenses. . . . . . . . . . . .   10,000
     Printing and Engraving Expenses . . . . . . . . . .   10,000
     Accounting Fees and Expenses. . . . . . . . . . . .    2,500
     Miscellaneous . . . . . . . . . . . . . . . . . . .    1,000
                                                          -------
           Total . . . . . . . . . . . . . . . . . . . .  $45,000
                                                          =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


     On August 20, 2003 the Registrant issued to a former employee, in a private placement, one share of the Registrant's Common Stock, $1.00 par value, for an aggregate price of $10.00 in connection with the organization of Flint River Bancshares, Inc. The sale to that employee was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering. The share issued to the former employee has subsequently been transferred to Gerald E. Lewis, the Registrant's CEO.

ITEM 27.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

3.1       Articles of Incorporation**

3.2       Bylaws**

4.1       Specimen Common Stock Certificate**

4.2 See Exhibits 3.1, and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock

5.1 Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP dated October 7, 2003**

10.1 Agreement for the Sale and Purchase of Real Property by individuals listed on Exhibit A and CBG Group/Flint River National Bank and HeritageBank of the South dated December 18, 2002**

10.2 Lease Agreement dated January 1, 2003 executed by and between Flint River National Bank, proposed and Pinson & Bankston, J.V.**

10.3 Form of Escrow Agreement by and between Flint River Bancshares, Inc. and Albany Bank & Trust, N.A.**

10.4 Promissory Note dated April 14, 2003 executed by Camilla Banking Group and accepted by Albany Bank & Trust, N.A. and form of Commercial Guaranty**

10.5      Form of Flint River Bancshares, Inc. Organizers' Warrant Agreement**

10.6      Flint River Bancshares, Inc. 2003 Stock Incentive Plan*,**

10.7 Employment Agreement dated as of December 17, 2003 by and between Flint River National Bank (In Organization), Flint River Bancshares, Inc. and Gerald E. Lewis*,**

10.8 Employment Agreement dated as of September 8, 2003 by and between Flint River National Bank (In Organization), Flint River Bancshares, Inc. and W. Jerry Kennedy*,**

10.9 Addendum to Agreement for the Sale and Purchase of Real Property dated December 17, 2003

10.10 Promissory Note dated November 12, 2003 executed by Camilla Banking Group and accepted by Albany Bank & Trust, N.A. and form of Commercial Guaranty

23.1      Consent of Thigpen, Jones, Seaton & Co., P.C. dated October 7, 2003**

23.2      Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
          Exhibit 5.1)

23.3      Consent of Thigpen, Jones, Seaton & Co., P.C. dated March 19, 2004

24.1 Power of Attorney (this item appears on the signature pages to the Registration Statement on Form SB-2)**

99.1      Subscription Agreement (see Appendix A of the Prospectus)

_______________
*     Indicates a compensatory plan or contract.
**    Previously filed as an exhibit to the registration statement filed October
7, 2003.


ITEM 28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

     (a)   (1)      To file, during any period in which it offers or sells
                    securities,  a post-effective amendment to this Registration
                    Statement  to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) Reflect in the prospectus any facts or events which,
                         individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                    (iii) Include any additional or changed material information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

               In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

     (a)   (1)      To file, during any period in which it offers or sells
                    securities,  a post-effective amendment to this Registration
                    Statement  to:

                    (ii) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) Reflect in the prospectus any facts or events which,
                         individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                    (iii) Include any additional or changed material information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

               In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Camilla, State of Georgia on March 19, 2004.

                                    FLINT RIVER BANCSHARES, INC.


                                    By:  /s/Gerald E. Lewis
                                         ------------------
                                         Gerald E. Lewis
                                         Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

      SIGNATURE                      TITLE                  DATE
      ---------                      -----                  ----


                           Chief Executive Officer and
/s/Gerald E. Lewis         Director                     March 19, 2004
-------------------------
Gerald E. Lewis 1,2

                           President
/s/W. Jerry Kennedy        and Director                 March 19, 2004
-------------------------
W. Jerry Kennedy

                           Chairman of the Board of
/s/Joe B. Bostick, Jr.*    Directors                    March 19, 2004
-------------------------
Joe B. Bostick, Jr.


/s/Donald Anderson*        Director                     March 19, 2004
-------------------------
Donald Anderson


/s/Taylor D. Bankston*     Director                     March 19, 2004
-------------------------
Taylor D. Bankston


/s/Robert L. Bostick*      Director                     March 19, 2004
-------------------------
Robert L. Bostick


/s/Mark Briggs*            Director                     March 19, 2004
-------------------------
Mark Briggs


/s/Michael Briggs*         Director                     March 19, 2004
-------------------------
Michael Briggs

      SIGNATURE                      TITLE                  DATE
      ---------                      -----                  ----


/s/Brent Collins*          Director                     March 19, 2004
-------------------------
Brent Collins


/s/Robert W. Huston, III*  Director                     March 19, 2004
-------------------------
Robert W. Huston, III


/s/Phyllis P. Hydrick*     Director                     March 19, 2004
-------------------------
Phyllis P. Hydrick


/s/Charles M. Jones, III*  Director                     March 19, 2004
-------------------------
Charles M. Jones, III


/s/Tom Pinson*             Director                     March 19, 2004
-------------------------
Tom Pinson


/s/Lee H. Williams*        Director                     March 19, 2004
-------------------------
Lee H. Williams


/s/Lawrence B. Willson*    Director                     March 19, 2004
-------------------------
Lawrence B. Willson


1     Principal executive officer.
2     Principal financial and accounting officer.



       * /s/W. Jerry Kennedy
-----------------------------------
          W. Jerry Kennedy
          Attorney-in-fact